UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                         Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

ZIONS BANCORPORATION

 (Name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:
☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 19, 2018

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation. The meeting will be held on Friday, June 1, 2018, at 1:00 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.
We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about April 21, 2018, you will receive a Notice of Internet Availability of Proxy Materials, or Notice, which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.
It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy over the Internet by following the instructions found on your Notice. As an alternative, you may follow the procedures outlined in your Notice to request a paper proxy card to submit your vote by mail. The prompt submission of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.
Shareholders, media representatives, analysts, and the public are welcome to listen to the Annual Meeting via a live webcast accessible at www.zionsbancorporation.com.

Sincerely,

Harris H. Simmons
Chairman and Chief Executive Officer

ZIONS BANCORPORATION
One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

NOTICE OF THE 2018 ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on June 1, 2018

The Proxy Statement and Annual Report are available at www.zionsbancorporation.com/annualreport.

Date:    June 1, 2018
Time:    1:00 p.m., local time
Place:    Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

Webcast of the Annual Meeting: You may listen to a live webcast of the Annual Meeting on our website at www.zionsbancorporation.com.

Purpose of the Annual Meeting:

1.	To elect 10 directors for a one-year term (Proposal 1)

2.	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2)

3.	To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended December 31, 2017 (Proposal 3)

Record Date: Only shareholders of record on March 29, 2018, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust, or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors
Thomas E. Laursen
Corporate Secretary
Salt Lake City, Utah
April 19, 2018

ZIONS BANCORPORATION
One South Main Street, 11th Floor
Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION
Your proxy is solicited by the Board of Directors (referred to as the “Board”) of Zions Bancorporation (referred to as “Zions,” “we,” “our,” “us,” or the “Company”) for use at the Annual Meeting of our shareholders to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Friday, June 1, 2018, at 1:00 p.m. local time.
In accordance with rules and regulations of the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 21, 2018, we will send a Notice of Internet Availability of Proxy Materials rather than a printed copy of the materials to our shareholders of record as of March 29, 2018, the record date for the Annual Meeting.
If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If no contrary direction is given, your proxy will be voted as follows:

➢	FOR the election of the 10 directors listed on page 70 to a one-year term of office (Proposal 1)

➢	FOR ratification of the appointment of our independent registered public accounting firm for 2018 (Proposal 2)

➢	FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended December 31, 2017 (Proposal 3)
If you submit your proxy but indicate that you want to ABSTAIN with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal. You may REVOKE your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet, or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.
The only shares that may be voted at the Annual Meeting are the 197,050,113 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.

On all matters other than the election of directors, the action will be approved if the number of shares validly voted “for” the action exceeds the number of shares validly voted “against” the action. In the election of directors, a nominee will be elected as director for a full term if, and only if, the the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee fails to receive such a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election. A quorum of our shares must be present or represented by proxy before any action can be taken at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the record date. In order for a shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the Annual Meeting by a shareholder proponent.
Please note that under the New York Stock Exchange, or NYSE, rules governing broker-dealers, brokers that have not received voting instructions from their customers 10 days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Company, NYSE policy states that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as all other shares are voted with respect to each discretionary item. Under the NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Company’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), or on the proposal to approve 2017 compensation of our named executive officers on a nonbinding advisory basis (Proposal 3), unless you provide specific instructions on how to vote. Broker non-votes will have no effect on the outcome of these proposals. We encourage you to provide instructions to your broker regarding the voting of your shares.
We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers, and employees may solicit proxies in person, by mail, or by telephone, but they will receive no extra compensation for doing so.
On November 20, 2017, we announced a proposal to streamline our corporate structure by merging into our bank subsidiary, ZB, N.A. (the “Bank”). If that restructuring is completed, holders of our common stock will become holders of common stock in the Bank, future annual meetings will be held by the Bank, and proxies will be solicited in accordance with the rules and regulations of the Office of the Comptroller of the Currency. If that restructuring is completed, we will, as appropriate, provide additional information concerning the next Bank annual meeting of stockholders to the extent it is inconsistent with the information in this proxy statement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to high standards of ethics and sound corporate governance, including oversight of the Company’s affairs by a strong, qualified, and independent Board of Directors. We regularly review and enhance our corporate governance guidelines and practices.
CORPORATE GOVERNANCE ENHANCEMENT AND PRACTICES

•	Four new, independent members were added to the Board from 2015 through 2017. The average tenure of the Board as of the date of this Proxy Statement is 12 years.

•	Our Board includes an independent Lead Director selected by our independent Board members, with clearly defined duties to complement the leadership of our Chairman and CEO, Harris H. Simmons.

•
Directors regularly review and approve corporate strategy, providing oversight and effective challenge of management as needed, to help facilitate the creation of value for our shareholders, employees, and the communities we serve.

•	Nine of our ten director nominees are independent and, with the exception of the Executive Committee, all of the Board’s Committees are comprised entirely of independent Board members.

•	All directors are elected for one-year terms.

•
We use a majority vote standard in uncontested director elections. If the votes cast to elect a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will not be elected for a full term but only for a transitional term of 90 days, a period designed to allow the Board time to identify an appropriate replacement, decide to leave the position vacant or otherwise respond to the failed election.

•	Board candidates are selected with consideration given to diversity in background, viewpoint, and experience.

•	Directors and executive officers are subject to stock ownership and retention requirements.

•	Hedging of company stock by directors and executive officers is strictly prohibited.

•	Pledging of company stock by directors and executive officers is restricted; such pledging is subject to approval, and is reviewed annually by the Board’s Compensation Committee.

SHAREHOLDER OUTREACH
Throughout the year we meet regularly with investors and actively seek their feedback on a wide variety of topics relating to our performance, including issues such as business strategy, industry trends, capital management, governance, risk management, keys to core earnings growth (including net interest margin management, loan and deposit growth and expense management), portfolio concentrations and compensation. During 2017, we held approximately 250 meetings with institutional investment firms. As part of this outreach, we traveled to see investors in 14 cities located in the United States and Europe, presented at 8 investor conferences and hosted more than 70 face-to-face interactions with shareholders in their offices, and held one-on-one or small group meetings with more than 180 investors in conference settings. We also hosted an investor conference in March 2018 in Salt Lake City, Utah, which was also available via webcast. The feedback we receive at these events is discussed in management-level and Board-level meetings.
Additionally, we periodically seek shareholder feedback on our corporate governance practices to gain their perspective.
At our 2017 Annual Meeting, our shareholders approved a non-binding advisory say-on-pay proposal with approximately 94% of the votes cast voting in favor of that proposal. The Compensation Committee of the Board reviewed the results of the shareholder vote, which indicates there is strong support among shareholders for our compensation structure and decisions.
As we design our compensation programs, we are mindful of balancing the objectives of our various constituencies, including our investors, regulators, customers, and employees. Industry-wide guidance from regulators has focused on ensuring that incentive compensation programs do not encourage excessive or unnecessary risk-taking. Our shareholders also have a wide variety of perspectives on compensation and we were pleased to engage with a number of them over the course of 2017 to learn more about their viewpoints.
In recent years, our Board has worked to incorporate feedback from investors to more closely align pay with performance, in part by making the following refinements to our incentive compensation award determination processes:

•	Created greater transparency regarding incentive compensation targets for members of the Company’s Executive Management Committee (“EMC”)

•	Formalized guidance on how performance appraisals for each EMC member should inform cash bonus payments for respective EMC members, as described under “Compensation Discussion and Analysis”

•
Expanded the scope of the risk management assessment of each EMC member, which is an important input into each EMC member’s overall Performance Appraisal Rating, to include a more comprehensive assessment of each EMC member’s risk management performance

We intend to continue to manage our current compensation structures and approach to ensure that there is ongoing support for our pay programs among various constituencies, including our investors, regulators, and employees.

DIRECTOR NOMINEES
You are being asked to elect 10 directors, each to hold office until the next Annual Meeting of shareholders or until his or her successor is duly elected or qualified. The proposal for the election of these directors (Proposal 1) begins on page 70 of this Proxy Statement. All of the nominees included on this year’s proxy card are directors standing for reelection.
The names, ages, and biographical information for each nominee to our Board are set forth below. See page 11 of this Proxy Statement for a listing of the Board Committee membership of each nominee.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills (1)
Jerry C. Atkin Age 69 Director since 1993
Mr. Atkin is chairman and retired CEO of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills and experience as the head of a publicly traded company for 40 years as well as an accounting background to our Board. At SkyWest, he led the company’s growth from annual revenue of less than $1 million to more than $3 billion. Prior to becoming CEO of SkyWest, Mr. Atkin was its chief financial officer.

Gary L. Crittenden Age 64 Director since 2016
Mr. Crittenden is a private investor and has been a non-employee executive director of HGGC, LLC, a California-based middle market private equity firm, since January 2017. During the period of 2009 to January 2017 he served in various capacities at HGGC, including managing director, chairman, and CEO. He is a member of the board of Primerica, where he serves on the audit committee.  He previously served as chairman of Citi Holdings, and as chief financial officer at Citigroup, American Express Company, Monsanto, Sears Roebuck, Melville Corporation and Filene’s Basement following a consulting career at Bain & Company.

Mr. Crittenden brings substantial experience in banking and financial services, mergers and acquisitions, investment management, public markets, finance and accounting, risk management and regulatory relations.

Suren K. Gupta Age 57 Director Since 2015
Mr. Gupta is executive vice president of Technology and Strategic Ventures at Allstate Insurance Company, where he has served since 2011. From 2003 to 2011, he served as executive vice president and group chief information officer, Home & Consumer Finance Group, at Wells Fargo & Company.

Mr. Gupta’s deep experience in technology, operations, and business strategy adds depth to our Board’s knowledge about data, technology, and security, areas of evolving and increasing risk to the financial services industry. He has held senior technology, operations, sales, marketing and strategic development roles at GMAC Residential, INTELSAT, a telecommunications company, and at Thomson Corp., an information company.

J. David Heaney Age 69 Director since 2005
Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc. Mr. Heaney was a partner of the law firm Bracewell & Patterson (now Bracewell).

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills (1)
Vivian S. Lee Age 51 Director since 2015
Dr. Lee is currently on sabbatical as a faculty member of the University of Utah. From 2011 to May 2017, Dr. Lee served as senior vice president of Health Sciences at the University of Utah, dean of the University’s School of Medicine, and CEO of University of Utah Health Care since 2011. She was previously the vice dean for science, senior vice president, and chief scientific officer of New York University Medical Center.

Dr. Lee brings a wealth of experience as a CEO focused on streamlining processes and improving efficiency in the highly regulated and rapidly evolving health care industry. She has been responsible for an annual budget of more than $3.3 billion, and led a healthcare system comprising four hospitals, numerous clinical and research specialty centers, neighborhood health centers, an insurance plan, and more than 1,200 board-certified physicians. From 2014 until 2015, Dr. Lee also served on the Board of Directors of Zions First National Bank.

Edward F. Murphy Age 65 Director since 2014
Mr. Murphy is a former executive vice president of the Federal Reserve Bank of New York where he served as the principal financial officer and was responsible for enterprise wide operational risk management. He is also a former executive vice president of JP Morgan Chase Incorporated.

Mr. Murphy is a Certified Public Accountant who contributes significant expertise in accounting and financial reporting in the banking industry, as well as extensive experience in operational risk management and internal control processes. During his 21-year career at JP Morgan Chase, he held several senior leadership positions, including principal accounting officer, global director of internal audit, chief operating officer of Asia Pacific operations, and chief financial officer of the consumer and middle markets businesses.

Roger B. Porter Age 71 Director since 1993
Dr. Porter serves as IBM Professor of Business and Government at Harvard University, Cambridge, Massachusetts, and as a director of Extra Space Storage, Inc., Packaging Corporation of America, and Tenneco Inc.

Dr. Porter brings to the Board his broad knowledge of business-government relations and economics. He has served for more than a decade in senior economic policy positions in the White House, including as assistant to the president for economic and domestic policy from 1989 to 1993. He was also director of the White House Office of Policy Development in the Reagan Administration and executive secretary of the president’s economic policy board during the Ford Administration. He is the author of several books on economic policy.

Stephen D. Quinn Age 62 Director since 2002
Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. in New York, New York. He is a director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings, and other transactions for some of America’s best-known corporations. At Group 1 Automotive, he is currently the non-executive Chairman; he chairs the nominating/governance committee and is a member of the audit and compensation committees. At American Express Bank Ltd., Mr. Quinn chaired the risk committee and served as a member of its audit committee.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills (1)
Harris H. Simmons Age 63 Director since 1989
Mr. Simmons is Chairman and Chief Executive Officer, or CEO, of Zions Bancorporation and ZB, N.A., our national bank subsidiary. He is a director of Dominion Energy Midstream Partners where he serves on the audit committee, and was previously a director of Questar Corporation.

Mr. Simmons’ over 40 years of experience in banking and leadership of the Company is invaluable to the Board. During his tenure as our President and then Chairman and CEO, the Company has grown from $3 billion in assets to our present $66 billion in assets. He is past chairman of the American Bankers Association and a member of the Financial Services Roundtable.

Barbara A. Yastine Age 58 Director since 2017
Ms. Yastine served as a director and Co-CEO of privately-held Lebenthal Holdings, LLC from September 2015 to June 2016.  Ms. Yastine previously served as Chair, President and CEO of Ally Bank from March 2012 to June 2015.  From May 2010 to March 2012, she served as either Chair or Executive Chair of Ally Bank and Chief Administrative Officer of Ally Financial, overseeing the risk, compliance, legal and technology areas.  Prior to joining Ally Financial, she served in various capacities in the financial industry, including with Credit Suisse First Boston and Citigroup.  Ms. Yastine is a member of the Boards of Directors of Primerica, Inc., where she chairs the compensation committee, and of First Data Corp., where she chairs the audit committee.

Ms. Yastine brings to our Board her expertise in general management, consumer and commercial banking, digital strategies, branding, investment banking and capital markets, wealth management, risk and asset management, finance, strategic planning, and bank regulatory matters from her broad experience serving in financial services.

[1]
Each member of the Company’s Board of Directors has also been a director of the Company’s subsidiary, ZB, N.A., since January 2016, with the exception of Mr. Crittenden who has been a director of ZB, N.A. since August 2016 and Ms. Yastine, who has been a director of ZB, N.A. since April 2017.

BOARD MEETINGS AND ATTENDANCE
During 2017, our full Board held 11 meetings and the non-management directors met in confidential “executive sessions” 7 times. Our independent Lead Director presided at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also attended last year’s Annual Meeting of shareholders, except for Dr. Lee, who was excused to fulfill a speaking engagement. All of our directors are expected to attend the regularly scheduled meetings of the Board, including the organizational meeting held in conjunction with the Annual Meeting, meetings of committees of which they serve as members, and our Annual Meeting of shareholders.
The Board regularly schedules educational presentations during its regular meetings to stay current on market, regulatory and industry issues. In addition, our Board members periodically attend industry conferences, meetings with regulatory agencies, and training and educational sessions pertaining to their service on the Board and its committees.
The Board typically invites members of management, including our president and chief operating officer, or COO; chief financial officer, or CFO; general counsel; chief risk officer, or CRO; chief credit officer; and director of Internal Audit to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES AND POLICIES
In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:

•
Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers

•	Code of Business Conduct and Ethics, which applies to all of our officers and employees, including the CEO, CFO, and controller

•	Code of Business Conduct and Ethics for members of the Board of Directors

•
Related-Party Transactions Policy, which prohibits certain transactions between the Company and its directors, executive officers, and 5% shareholders without necessary disclosure and approval or ratification

•	Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares

•	Policies prohibiting hedging and restricting pledging of Company stock by directors or executive officers

•
Incentive Compensation Clawback Policy, which allows the Company to, among other actions, recapture prior incentive compensation or cancel all or a portion of long-term incentive awards granted to an employee

These guidelines and policies are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.” Our Board committee charters and information concerning purchases and sales of our equity securities by our executive officers and directors are also available on our website.
BOARD INDEPENDENCE AND LEADERSHIP STRUCTURE
Our Board continues to be strongly independent. The Board has determined that 9 of our 10 Board members nominated for reelection at the Annual Meeting are “independent” directors, as defined by the rules of The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines. In addition, the Board’s Lead Director, the chairpersons of each of the Board’s committees, and all of the members of the Board’s committees, other than the Executive Committee, are independent.

Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (i) is “independent” under Nasdaq rules, and (ii) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Each director is required to inform the chairperson of the Company’s Nominating and Corporate Governance Committee of any such direct or indirect relationship between the director and the Company or its subsidiaries (such as where the director is a partner, shareholder or officer of an organization that has any relationship with the Company or any of its subsidiaries) that could interfere with the director’s exercise of independent judgment. In determining whether any such relationship in fact would interfere with a director’s exercise of independent judgment, the Board considers such factors as it deems appropriate, such as the relative magnitude of the relationship, the financial or other importance of the relationship to the director and the Company and its subsidiaries, and whether the relationship was made in the ordinary course on arms-length terms for which substitute arrangements are readily available to the director and the Company and its subsidiaries. Applying this definition, the Board has determined that all of our directors are independent except for Harris H. Simmons, who is the CEO of the Company. In addition, members of the Board committees must meet all other independence and experience standards required by law or rules and regulations of governmental agencies or self-regulatory bodies.
Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Company. In reaching this view, the Board took into consideration several factors. Our CEO, Harris H. Simmons, has over 40 years of experience with the Company, including 27 years of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Company’s strategic initiatives and business plans.
At the same time, the Board feels that the current governance structure—which includes regular executive sessions each chaired by an independent Lead Director; meetings with the Company’s external auditors, internal auditors, and other consultants; meetings with members of our management; and active Board and committee members—provides effective challenge and appropriate oversight of the Company’s policies and business. The Board believes that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.
This structure was affirmed by votes of the shareholders in 2010, and each of 2013-2017, and allows the Board discretion to select the person or persons most qualified to lead the Company.
INDEPENDENT COMMITTEE LEADERSHIP AND LEAD DIRECTOR
Each member of our Board of Directors is charged with exercising independent judgment and critically evaluating management’s performance and decisions. In order to facilitate and support an active and independent Board, and in keeping with our corporate governance philosophy and commitment to effective oversight, the Company’s Corporate Governance Guidelines provide that, in the event the chairman of the Board is an executive officer of the Company, an independent director selected solely by the Company’s independent directors will serve as the “Lead Director.” The role of the Lead Director is to provide an independent counterbalance to our structure of a combined CEO/chairman role, by exercising the following duties:

•	Presiding at all meetings of the Board at which the chairman of the Board is not present, including executive sessions of the independent directors

•	Calling meetings of independent directors

•
Serving as a liaison between the chairman of the Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Company and its performance, and relaying those concerns, where appropriate, to the full Board

•	Conducting calls with each Board member as part of the Board’s effectiveness review process

•	Consulting with the CEO regarding the concerns of the directors

•	Being available for consultation with the senior executives of the Company as to any concerns any such executive might have

•	Communicating with shareholders upon request

•	Advising the chairman of the Board regarding, and approving, Board meeting schedules, agendas, and information provided to the Board

•	Otherwise providing Board leadership when the chairman of the Board cannot or should not act in that role
Further, our Board’s Audit, Compensation, Risk Oversight, and Nominating and Corporate Governance Committees are composed entirely of independent directors, while five of the six members of our Executive Committee are independent. All five of our standing committees are chaired by independent directors.
BOARD COMMITTEES
Our Board’s standing committees are:

•	Executive Committee

•	Audit Committee

•	Risk Oversight Committee

•	Compensation Committee

•	Nominating and Corporate Governance Committee

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The Executive Committee’s authority is incorporated in the Company’s Bylaws. The current versions of the written charters are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters periodically. The full Board then approves the charters, with any revisions it deems appropriate, based on the committees’ recommendations. In addition, each Board committee conducts an annual effectiveness review. All of the committee charters were reviewed and updates made as needed in the first quarter of 2017.
The Board appoints one member of each committee as its chairperson. Chair positions are rotated periodically at the Board’s discretion. The committee calendars, meetings, and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.
According to their charters, each of the Board’s committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

The following table provides membership information for each of the Board’s standing committees as of the record date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin		✓		✓	✓
Gary L. Crittenden	✓	✓			✓*
Suren K. Gupta			✓
J. David Heaney	✓		✓*	✓
Vivian S. Lee	✓			✓*
Edward F. Murphy	✓	✓*	✓
Roger B. Porter				✓	✓
Stephen D. Quinn, Lead Director	✓*	✓			✓
Harris H. Simmons	✓
Barbara A. Yastine			✓
* Committee Chair
Executive Committee
Our Executive Committee had six members during 2017. The Executive Committee reviews projects or proposals that require prompt action from the Company. Subject to certain exceptions, the Executive Committee is authorized to exercise all powers of the full Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Company; or remove or indemnify directors. The chairman of the Executive Committee is an independent director and serves as the Lead Director. The Executive Committee did not meet in 2017.
Audit Committee
Our Audit Committee had four members and met 12 times during 2017, and held one additional joint session with the Company’s Risk Oversight Committee. A written charter approved by the Board governs the Audit Committee. Each of its members is independent, determined as described in its committee charter. Information regarding the functions performed by the Audit Committee and its membership is set forth in its charter and highlighted in the “Report of the Audit Committee” included in this Proxy Statement. The Board has determined that each member of the Audit Committee as listed on page 11 of this Proxy Statement is an audit committee financial expert with experience and attributes in accordance with the rules of the SEC and Nasdaq’s listing standards.
Risk Oversight Committee
Our Risk Oversight Committee had four members and met eight times during 2017, and held one additional joint session with the Company’s Audit Committee. A written charter approved by the Board governs the Risk Oversight Committee. Each of its members is independent, determined as described in its committee charter. The Risk Oversight Committee serves to provide oversight of the Company’s enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to assess, understand, measure, monitor, and manage the Company’s significant risks. The Board has also determined that the experience and backgrounds of the members of the Risk Oversight Committee collectively satisfy the pertinent requirements under its committee charter and the Dodd-Frank Act that its members have experience in identifying, assessing, and managing the risks of large, complex, financial firms.

Compensation Committee
Our Compensation Committee had four members and met five times during 2017. Each of its members is independent, determined as described in its committee charter. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Company’s executive compensation arrangements with a view toward assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks, and avoiding jeopardy to the safety and soundness of the Company. The Compensation Committee considers the perspectives of shareholders, regulators, and outside consultants regarding executive compensation and produces reports, filings, and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The manner in which the Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described in this Proxy Statement under “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during 2017 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board. None of the members had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years, except as may be described under “Ordinary Course Loans” in this Proxy Statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee had four members who met four times during 2017. Each of its members is independent, determined as described in its committee charter. The purpose of the Committee is to identify and recommend individuals to the Board for nomination as members of the Board and its committees and to assist the Board in oversight of the corporate governance principles of the Company.
In identifying and recommending nominees for positions on the Board, the Nominating and Corporate Governance Committee places primary emphasis on the following criteria, which are set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines:

•	Personal qualities and characteristics, accomplishments, and professional reputation

•	Current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business

•	Ability and willingness to commit adequate time to Board and committee matters

•	Fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to the needs of the Company

•	Diversity of viewpoints, backgrounds, and experience

•	Ability and skill set required to chair committees of the Board

•	Relevant and significant experience in public companies
The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members collectively meet the criteria and possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.
The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the committee or his or her designee enters into a discussion with that candidate to determine interest and availability.

The Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. The policy adopted by the committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee should follow the process set forth in the Company’s Bylaws. For more information on this process, see “Shareholder Proposals for 2019 Annual Meeting.”
BOARD INVOLVEMENT IN RISK OVERSIGHT
Risk Management Philosophy and Framework
The Company has developed a multifaceted and comprehensive approach to risk management. We recognize that risk is inherent in our business and central to everything we do. As a result, we have established a risk management process and philosophy that encourage enterprise-wide involvement in understanding and managing risks so that we may align levels and types of risk that we undertake with our business strategies, Risk Appetite Framework, and the interests of shareholders and other stakeholders.
The Company’s Risk Appetite Framework is a fundamental component of the Company’s risk management process. The framework enables the Board and management to better assess, understand, measure, monitor, and manage the risks posed by the Company’s business. The Risk Appetite Framework is organized into three lines of defense. The first line of defense rests with the business lines, which are closest to the Company’s day-to-day activities, have the greatest understanding of key risks, and own and manage those risks. The second line of defense comprises the Company’s enterprise risk management functions, which are charged with the oversight and monitoring of risks that have been taken by the business lines. Enterprise risk management includes, without limitation, the Company’s Enterprise Risk Management Committee, which is responsible for adopting and implementing the Risk Appetite Framework and related procedures. The third line of defense rests with the internal audit function. Internal Audit performs reviews independent of the Company’s business activities and provides the Board and senior management with independent and objective assurance on the overall effectiveness of governance, risk management, and internal controls. The Board’s Risk Oversight Committee reviews the Risk Appetite Framework at least annually and refers any recommended amendments to the Board for consideration and approval.
The Board oversees our overall risk management process, and monitors, reviews, and responds to reports and recommendations presented by its committees, management, internal and external auditors, legal counsel, and regulators. Through this ongoing oversight, the Board obtains an understanding of and provides significant input into how our management assesses, quantifies, and manages risk throughout the enterprise. The Board’s active involvement in risk oversight helps to hold management accountable for implementing the Company’s Risk Appetite Framework, policies, and practices in a manner that does not encourage unnecessary or excessive risk taking.
Board Committee Risk Oversight
The Board oversees risk through actions of the full Board and the activities of its Risk Oversight, Audit, and Compensation Committees:
Risk Oversight Committee. The Risk Oversight Committee reviews management’s assessment of the Company’s aggregate enterprise-wide risk profile and the alignment of the risk profile with the Company’s strategic plan, goals, and objectives. It reviews and oversees the operation of the Company’s Risk Appetite Framework. It formally reports to the full Board periodically and reviews and recommends the articulation of the Company’s Risk Appetite Framework and the overall risk capacity and risk appetite limits. The Risk Oversight Committee assists the Board and its other committees with their risk related activities. The Risk Oversight Committee coordinates with the Audit Committee and other committees of the Board with regard to areas of overlapping responsibility. The corporate CRO reports directly to the Risk Oversight Committee and directly to the Company’s CEO. The Risk Oversight Committee and the CEO jointly review the performance of the CRO and, when necessary, oversee the selection of his or her replacement.
Audit Committee. The Audit Committee plays a key role in risk management through its oversight of management’s responsibility to maintain an effective system of controls over financial reporting. Among other responsibilities, the Audit Committee regularly reviews our earnings releases and annual and quarterly filings with the SEC, and, where appropriate, reviews other selected SEC filings and disclosures regarding financial matters. It also receives formal reports from the director of Internal Audit, the CFO and our general counsel on significant matters. The director of Internal Audit reports directly to the Audit Committee and administratively to the Company’s CEO. The Audit Committee reviews the performance of the director of Internal Audit annually, determines the director’s compensation and, when necessary, oversees the selection of his or her replacement.
Compensation Committee. The Compensation Committee reviews our executive compensation programs and overall compensation arrangements, when appropriate, with external consultants and our senior risk officers, including our CRO, with a view to designing compensation in ways that discourage unnecessary and excessive risk taking. As noted in the section titled “Compensation Discussion and Analysis,” the Compensation Committee also evaluates the compliance of our compensation arrangements with any applicable laws and guidance or limitations issued by regulatory agencies.
OTHER DIRECTOR MATTERS
Gary Crittenden served as CFO of Citigroup from March 2007 to March 2009.  In July 2010, Mr. Crittenden entered into an order with the SEC in which it found that he should have known that certain statements made by Citigroup, while he was chief financial officer, were materially misleading and he paid a civil monetary penalty of $100,000.  Mr. Crittenden did not admit any wrongdoing in connection with the matter or disgorge any amount to Citigroup, and he did not face a ban from any future activities.  In considering Mr. Crittenden’s nomination to our Board in 2016, our Nominating and Corporate Governance Committee reviewed the SEC Order and related matters and concluded that they do not raise any concerns about his qualification to serve on our Board.

EXECUTIVE OFFICERS OF THE COMPANY
The following information is furnished with respect to certain of the executive officers of the Company. Unless otherwise noted, the positions listed are those the officers hold with the Company and its subsidiary, ZB, N.A., as of the date of this Proxy Statement.

Individual (1)	Principal Occupation During Past Five Years (2)
Harris H. Simmons Age 63 Officer since 1981	Chairman* and Chief Executive Officer.
James R. Abbott Age 44 Officer since 2009	Senior Vice President, Investor Relations.
Bruce K. Alexander Age 65 Officer since 2000	Executive Vice President. President and Chief Executive Officer of ZB, N.A. – Vectra Bank Colorado.*
A. Scott Anderson Age 71 Officer since 1997	Executive Vice President. President and Chief Executive Officer of ZB, N.A. – Zions Bank.*
Paul E. Burdiss Age 52 Officer since 2015	Executive Vice President and Chief Financial Officer. Prior to May 2015, Corporate Treasurer at SunTrust Banks, Inc. and SunTrust Bank.
David E. Blackford Age 69 Officer since 2001	Executive Vice President. Chief Executive Officer of ZB, N.A. – California Bank & Trust.*
Alan M. Forney Age 57 Officer since 2018
Executive Vice President. President and Chief Executive Officer of ZB, N.A. – The Commerce Bank of Washington. Officer of The Commerce Bank of Washington* holding various positions from 2006 to 2018, including chief lending officer from 2014-2018.

Alexander J. Hume Age 44 Officer since 2006	Senior Vice President and Corporate Controller.
Dianne R. James Age 64 Officer since 2012	Executive Vice President and Chief Human Resources Officer. Officer of National Bank of Arizona holding various positions from 2006 to 2013.
Thomas E. Laursen Age 66 Officer since 2004	Executive Vice President, General Counsel and Secretary.
LeeAnne B. Linderman Age 62 Officer since 2015	Executive Vice President, Enterprise Retail Banking. Officer of Zions First National Bank holding various positions from 1992 to 2015.
Scott J. McLean Age 61 Officer since 2006	President and Chief Operating Officer. Executive Vice President of the Company and Chief Executive Officer, Amegy Bank N.A. from 2009 to 2014. Mr. McLean also serves on the Board of ZB, N.A.
Keith D. Maio Age 60 Officer since 2005	Executive Vice President and Chief Banking Officer. President and Chief Executive Officer of National Bank of Arizona from 2005 to 2015.
Michael Morris Age 59 Officer since 2013	Executive Vice President, Chief Credit Officer. Prior to August 2013, Executive Vice President, Real Estate Banking of Zions First National Bank.
Joseph L. Reilly Age 64 Officer since 2011	Executive Vice President and Chief Technology Strategist. Executive Vice President and Chief Information Officer of the Company from 2011 to 2015.

Individual (1)	Principal Occupation During Past Five Years (2)
Rebecca K. Robinson Age 43 Officer since 2016	Executive Vice President and Director of Wealth Management. President of Zions Trust from 2013 to 2016. Prior to April 2013, Senior Director of Planning at Wells Fargo.
Edward P. Schreiber Age 59 Officer since 2013	Executive Vice President and Chief Risk Officer. From 2010 to April 2013, Managing Director of Alvarez & Marsal.
Terry A. Shirey Age 46 Officer since 2017	Executive Vice President. President and CEO of ZB, N.A. – Nevada State Bank. Officer of Nevada State Bank* holding various positions from 2008 to 2017.
Jennifer A. Smith Age 45 Officer since 2015	Executive Vice President and Chief Information Officer. Officer of Zions Management Services Company holding various positions from 2011 to 2015.
Steve D. Stephens Age 59 Officer since 2010	Executive Vice President. President and CEO of ZB, N.A. – Amegy Bank.*
Mark R. Young Age 58 Officer since 2015	Executive Vice President. President and Chief Executive Officer of ZB, N.A. – National Bank of Arizona.* From 2011 to 2015, Executive Vice President, Real Estate Banking of National Bank of Arizona.

[1]	Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the supervising officer to whom the officer reports.

[2]
An asterisk (*) denotes that the individual held the same or similar position for one or more of the Company’s former bank affiliates for some or all of the period from 2013 to December 31, 2015, when such affiliates were consolidated with the Company’s subsidiary, ZB, N.A.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
In this Compensation Discussion and Analysis, or CD&A, we provide an overview of our executive compensation philosophy and decision-making process for 2017 compensation paid or awarded to our Named Executive Officers, or NEOs, and the factors we considered in making those decisions. Our NEOs for 2017 which included our CEO, CFO, and our three next most highly compensated executive officers, are:

•	Harris H. Simmons, Chairman and CEO

•	Paul E. Burdiss, CFO

•	Scott J. McLean, President & COO

•	Edward P. Schreiber, CRO

•	A. Scott Anderson, President and CEO of ZB, N.A. - Zions Bank
All of the NEOs are members of our Executive Management Committee, or EMC, which is made up of our CEO and his senior leadership team. Compensation for members of the EMC is determined by the Compensation Committee, or the Committee.
2017 COMPENSATION HIGHLIGHTS
The Committee awarded the Company’s NEOs total compensation with respect to 2017 that the Committee believes is generally commensurate with the Company’s performance in 2017. The Company had many accomplishments in 2017, some of which are as summarized below under “2017 Performance Highlights.” We achieved peer group-leading growth in both pre-provision net revenue and earnings per share, and we performed in line with our stated efficiency ratio target in the low 60% range for the 2017 performance year. We also experienced strong credit quality in 2017, with net charge-offs totaling a very modest 0.17% of average loans.
Our 2017 total shareholder return of 19% outpaced the median of our peers by over 6 percentage points. Due to the equity component of our compensation program design and our stock ownership and retention guidelines, an 18% rise in our stock price impacted our executives in direct alignment with our shareholders.
The 2017 combined annual cash incentive awards for the Company’s NEOs (excluding the CEO) increased 11% year-over-year and the total grant date value of the long-term incentive awards made to these four executives was also up 11% in aggregate from the prior year.
The total compensation for the Company’s CEO is less than the peer median. For 2017, the total compensation for Mr. Simmons is estimated to be 37% less than the market median for similarly situated executives in the Company’s 2017 Custom Peer Group (described below). The 2017 total compensation for the Company’s other NEOs is competitive with market medians. For 2017, the aggregate total compensation for Messrs. Burdiss, McLean, Schreiber, and Anderson is estimated to be approximately 1% greater than the median for similarly situated executives in the Company’s 2017 Custom Peer Group.
The Company continues to sharpen the design of its incentive compensation programs. Our aim is to promote accountability on the part of all employees; focus on the creation of long-term shareholder value; and strengthen the connections between executive pay and performance.
Given the Company’s emphasis on incentive-based compensation, as illustrated below, we provide our executives and employees with the incentive to achieve our ultimate goal of generating competitive rates of return and value for our shareholders.
In 2017, our shareholders approved a non-binding advisory say-on-pay proposal with over 94% of the votes cast voting in favor of that proposal. The Committee reviewed the results of the shareholder vote, which indicates that there is strong support among shareholders for our compensation structure and decisions.
We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as short and long-term pay. The exhibits below present the mix of direct compensation at target performance for our CEO and other NEOs in 2017.

1 Multi-year cash incentives refer to Value Sharing Plans.

1 Multi-year cash incentives refer to Value Sharing Plans.

The long-term awards granted in February 2017 (which vest over multi-year periods and make up approximately two-thirds of total incentive compensation) are focused on future performance. The grant mix of these long-term incentives to NEOs varies by position. Overall, the target mix in 2017 (as a percentage of total target long-term incentive compensation) was 46% multi-year cash incentive units, or Value Sharing Plan units, 43% restricted stock or restricted stock units, and 11% stock options. The actual compensation ultimately earned from these awards is highly dependent upon future stock price and financial performance. Details on the program and on individual grant decisions are set forth below under the “Components of Executive Compensation” and “Compensation Decisions for Named Executive Officers” sections, respectively.
Risk mitigation was balanced with profitability and other performance objectives through features of our compensation plans that expose our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. This balancing of objectives and risk concerns has been furthered by other important design characteristics of our executive compensation arrangements.

What We Do:
Require strong ownership and retention of equity
The Company has adopted strong share ownership and retention guidelines. The ownership guidelines range from 1x to 5x base salary. The Committee has assigned the CEO a stock ownership guideline of 5x base salary. Executives not meeting the 1x to 5x base salary ownership guidelines may also comply by retaining 50% of the net shares awarded to them. The retention provision is designed to allow newly hired executives to build stock holdings over time and to enable executives to maintain compliance with guidelines in times of substantial stock price volatility. Further, beginning in 2015, two-year post-vest holding restrictions were attached to the restricted stock or restricted stock unit grants awarded to Messrs. Simmons and McLean. These restrictions prohibit Messrs. Simmons and McLean from selling, transferring or otherwise disposing of the shares associated with these grants for an additional two years following their respective vesting dates.

Require “double trigger” for benefits under CIC agreements
The Company’s change in control, or CIC, agreements are subject to “double trigger” requirements, meaning that severance benefits are payable only if an executive experiences a qualifying termination of employment after a CIC. These requirements are intended to prevent our executive officers from receiving windfall benefits in the event of a CIC.

Require a “double trigger” for accelerated vesting of equity awards upon a CIC
The Company’s 2015 Omnibus Incentive Plan provides for accelerated vesting of equity and other awards under the plan after a CIC on a “double trigger” basis, that is, only if the holder experiences a qualifying termination of employment after a CIC. Our double-trigger severance benefits are intended to prevent a windfall to award holders upon a CIC.

Review share utilization	The Compensation Committee regularly reviews share overhang and run-rates in our equity plans and maintains share utilization levels within industry norms.
Maintain clawback policy
Our current incentive compensation clawback policy allows the Company to, among other actions, recapture prior incentive compensation awarded based on materially inaccurate performance metrics and cancel all or a portion of long-term incentive awards based on performance against risk metrics, risk-related actions, or detrimental conduct.

Retain an Independent Consultant
The Compensation Committee retains an independent compensation consultant to assist in developing and reviewing our executive compensation strategy and programs. The Compensation Committee, with the assistance of the independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.

Discourage excessive and unnecessary risk taking
We discourage excessive risk taking by executives in many ways, including our balanced program design, multiple performance measures, clawback policy, and retention provisions. Our compensation programs discourage taking excessive risks that are likely to have an adverse impact on the Company. We validate this through risk assessments of our incentive-based compensation plans. Further, each member of the EMC is evaluated on the effectiveness of their individual risk management actions and results. This risk management effectiveness rating is an important input in the determination of their overall individual performance rating and annual cash incentive award.

What We Don’t Do:
No tax gross-ups on change in control payments	The Company’s CIC agreements do not provide for excise tax gross-ups on payments made in connection with a CIC.
No “timing” of equity grants
The Company maintains a disciplined equity approval policy. The Company doesn’t grant equity awards in anticipation of the release of material, non-public information. Similarly, Zions does not time the release of material, non-public information based on equity grant dates.

No option re-pricing	The Company does not re-price or backdate stock options.
No discounted stock options	The Company does not grant stock options with exercise prices below 100% of market value on the date of the grant.
Limit the use of employment agreements	The Company presently has no active employment contracts with members of the Company’s Executive Management Committee.
No personal use of corporate aircraft	The Company does not own or lease a corporate airplane, so personal use of corporate aircraft is not possible.
No hedging; restrictions on pledging
The Company adopted a policy prohibiting transactions by executives and directors that are designed to hedge or offset any decrease in the market value of Zions equity securities. As more fully described elsewhere in this Proxy Statement, certain limitations have been placed on the extent to which executives and directors may hold Zions securities in a margin account or pledge Zions securities as collateral for a loan.

2017 PERFORMANCE HIGHLIGHTS
Key items highlighting the Company’s 2017 performance include:

•
The Company’s Net Earnings Applicable to Common Shareholders (NEAC) increased approximately $139 million in 2017 to $550 million when compared to 2016 results. During 2017, the Company made a $12 million one-time contribution to the Company’s charitable foundation and recorded a $47 million deferred tax asset valuation adjustment related to the Tax Cuts and Jobs Act. Excluding these items, Net Earnings Applicable to Common Shareholders (NEAC) increased approximately $193 million in 2017 to $604 million when compared to 2016 results. Earnings per diluted common share were $2.60 compared to $1.99 in 2016. Incorporating the adjustments referenced above, earnings per diluted common share were $2.88 compared to $1.99 in 2016.

•
Additionally, the Company’s 62.3% efficiency ratio was in line with its publicly-announced target ratio in the low 60% range. In 2017, total adjusted noninterest expense was $1.640 billion. Excluding the impact of the charitable contribution noted above, adjusted noninterest expense increased $49 million, or 3%, to $1.628 billion, compared to $1.579 billion in 2016, which was in line with our publicly stated commitment to restrain growth of noninterest expenses to a modest 2-3% for 2017. These results include reductions to the Company’s incentive compensation expense in amounts that were necessary to achieve these objectives. Details of the adjusted noninterest expense and the efficiency ratio calculation can be found on page 64 of this document.

•
The Company’s Pre-Provision Net Revenue (PPNR) of $995 million improved by approximately $172 million in 2017 when compared to 2016 results. The Company’s adjusted Pre-Provision Net Revenue (PPNR) of $992 million improved by approximately $172 million in 2017, or 21% when compared to 2016 results, which compared favorably to the median growth rate for peers of approximately 11% in 2017. Adjusted PPNR excludes the impact of the charitable contribution described above. This adjustment is consistent with the way the Company calculates its efficiency ratio, as detailed on page 64 in this document.

•
Average loans increased $1.4 billion or 3.4% over 2016. This increase was driven by growth across most products and geographies, with particular strength in 1-4 family residential, commercial and industrial and municipal loan portfolios in 2017.

•	Average total deposits grew 3.2% or $1.6 billion as compared to 2016. This growth continued to be driven by noninterest bearing demand deposits, which were up $1.3 billion or 5.9% in 2017.

•
The Company’s net interest margin was 3.45% in 2017, up from 3.37% in 2016, This increase is largely related to the rising rate environment and the repositioning of cash balances into the Company’s investment portfolio. As a result of the loan, deposit, and securities trends referenced above, net interest income grew $198 million or 10.6% compared to 2016.

•
Noninterest income grew almost $28 million or 5.4% to $544 million in 2017. The Company grew managed core fee income (excludes FHLB/Federal Reserve dividends, Bank-owned Life Insurance (BOLI) income, gains/losses on sale of assets, and securities related gains/losses or impairments) by $8 million or 1.7% over 2016. Total revenues were up 9.5% to $2.609 billion in 2017 compared to $2.383 billion in 2016.

•
Net charge-offs were $73 million in 2017, which is down $59 million from 2016. Additionally, criticized balances, classified balances and non-performing loan balances decreased 14% , 28%, and 27%, respectively, from 2016 levels.

2017 PERFORMANCE SNAPSHOT

[1]	Reported tax equivalent net interest income minus net loan charge-offs as a percentage of average earning assets
For purposes of these charts, peer median is the median of the relevant metric for the Zions Custom Peer Group described later in this document under the section labeled “Peer Group.”

COMPENSATION DECISIONS FOR THE 2017 PERFORMANCE PERIOD
PLAN DESIGN AND AWARD HIGHLIGHTS
In 2017, the Company continued to implement certain compensation design features it believed would help align compensation incentives with key performance objectives. These features included the following:

•
The Committee established formal incentive award targets for the Company’s EMC members and adopted structured guidelines designed to clarify how these EMC members’ overall performance rating should inform their respective annual cash incentive award payment. The Company also continued to utilize its assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating.

•
The Committee approved the design of the Company’s 2017–2019 Value Sharing Plans in substantially the same form as the design of the 2015–2017 and 2016–2018 Value Sharing Plans. Historically, the Value Sharing Plans (VSP) have been designed for recipients to share directly in meeting operating performance results specific to their organizations.

•
Full funding of the final settlement values for the 2017–2019 Value Sharing Plans established by the Committee in February 2017 requires the Company to: (i) restrain growth of total noninterest expenses to just slightly greater than 2016 levels and (ii) achieve an efficiency ratio in the low 60% range for 2017; the extent to which these Plans are funded will also be contingent on continued achievement of the Company’s financial and operating objectives over the three-year period ending December 31, 2019.

•
The Committee attached two-year post-vest holding restrictions to the restricted stock unit grants made to Messrs. Simmons and McLean during 2017. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from trading these shares for an additional two-year period following each vesting event.

COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS
Individual compensation decisions for all the NEOs are based upon a variety of factors including, but not limited to, operational performance, financial and risk management results, achievement of strategic objectives and individual performance.
Base Salary
In February 2017, the Committee approved the following base salary increases for the NEOs. The base salary increases include a competitive merit increase and also recognize individual performance, experience, criticality of the position and market data. These increases became effective on January 1, 2017. Because his job responsibilities require his dual residency in both Texas and Utah, Mr. McLean’s 2016 and 2017 base salary listed below also includes a $34,000 housing subsidy which is not considered in the determination of his incentive compensation targets or actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2017 Base Salary Increases
Name	2016 Base Salary	2017 Base Salary	% Increase
Harris H. Simmons	$940,000	$960,000	2.1%
Paul E. Burdiss	$550,000	$561,000	2.0%
Scott J. McLean	$644,000	$656,000	1.9%
Edward P. Schreiber	$518,000	$528,000	1.9%
A. Scott Anderson	$548,000	$559,000	2.0%

In February 2018, the Committee approved the following base salary increases for the NEOs. The base salary increases include a competitive merit increase and also recognize individual performance, experience, criticality of the position and market data. These increases became effective on January 1, 2018. As described earlier, Mr. McLean’s 2017 and 2018 base salary listed below also includes a $34,000 housing subsidy. Further, Mr. McLean’s 2018 base salary includes a $6,000 increase in lieu of a previously provided car allowance. Neither of these items were considered in the determination of his incentive compensation targets or actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2018 Base Salary Increases
Name	2017 Base Salary	2018 Base Salary	% Increase
Harris H. Simmons	$960,000	$1,000,000	4.2%
Paul E. Burdiss	$561,000	$575,000	2.5%
Scott J. McLean	$656,000	$692,000	5.6%
Edward P. Schreiber	$528,000	$539,000	2.1%
A. Scott Anderson	$559,000	$575,500	3.0%
Annual Cash Incentive
The Committee decided that since it has been their practice and preference to evaluate and determine all aspects of the CEO’s compensation on a discretionary basis, it would not establish a formal target for Mr. Simmons’ annual cash incentive. However, the Committee did establish target and maximum potential cash incentive amounts for other EMC members for the 2017 performance year. The target cash incentive structures were developed based on an independent analysis of peer compensation structures and target levels by position. The 2017 annual cash incentive targets for EMC members ranged from 50% to 85% of base salary. Maximum potential annual cash incentive amounts continued to be limited to 125% of target in order to discourage excessive and/or unnecessary risk taking.
In February 2018, the Committee assessed each EMC member’s performance against a variety of pre-established performance categories tailored to each EMC member at the recommendation of the CEO. The performance categories for each individual EMC member contained descriptions of key priorities for each executive to focus on during 2017. These focus areas and the relative weighting assigned to each category were established in the first quarter of 2017 and could be modified, if appropriate, during the course of the year. The performance categories and 2017 priorities for each NEO are set forth in the table below:

2017 Performance Categories	Harris Simmons	Paul Burdiss	Scott McLean	Edward Schreiber	Scott Anderson
Operating earnings	✓	✓	✓	✓	✓
Effective expense management	✓	✓	✓	✓	✓
Noninterest income generation	✓	–	✓	–	✓
Effective risk management	✓	✓	✓	✓	✓
Talent management & succession planning	✓	✓	✓	✓	✓
Leadership for major projects	–	✓	✓	✓	–
Optimization & mgmt. of core business unit	–	–	–	✓	✓
Other priorities and needs, teamwork, etc.	✓	✓	✓	✓	✓
The Company also expanded its assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating.
The Committee has adopted structured guidelines designed to clarify how each EMC member’s overall performance rating should inform their respective actual annual cash incentive award payments. There are six tiers of performance ratings, and an EMC member’s performance under each tier can result in a different level of adjustment to such member’s actual annual cash incentive award, as compared with such member’s target annual cash incentive. The range of potential adjustment to the target annual cash incentive for the top five performance ratings is 50% to 125%. The lowest performance rating level limits actual annual cash incentive payments to a range of 0% to 50% of the individual EMC member’s target annual cash incentive.
While the Company believes these guidelines improve transparency and strengthen the alignment between pay and performance, the Committee continues to rely on discretion and the exercise of disciplined judgment in making its final award determinations so that individual contributions align properly with the organization’s financial and risk management results.
The Committee relied on its review and evaluation of the aforementioned factors to award the following cash incentives to the NEOs for the 2017 performance year:

2017 Annual Cash Incentive Award
Name	2017 Target Cash Incentive	2017 Actual Cash Incentive Award	% of Target Awarded
Harris H. Simmons	N/A	$940,800	N/A
Paul E. Burdiss	$476,850	$460,000	97%
Scott J. McLean	$528,700	$525,000	99%
Edward P. Schreiber	$396,000	$410,000	104%
A. Scott Anderson	$419,250	$405,000	97%
Most executives received awards that were higher than the prior year’s awarded bonus but less than the target amounts available to them based on their performance ratings. The Committee noted the following significant 2017 accomplishments in the assessment of each NEO’s performance during 2017:
Harris H. Simmons, Chairman & CEO

•
Achieved expense and efficiency ratio targets established in mid-2015, reducing our efficiency ratio from 74.1% in the fourth quarter 2014 to 61.6% for the fourth quarter 2017 (and 59.8% if adjusted for the charitable contribution attributable to tax reform)

•	Strong improvement in operating performance in 2017, with industry-leading growth in pre-tax pre-provision (PPNR) net revenue

•	Solid progress in growing customer-related fee income

•	Achieved better than peer median credit outcomes, including a 44% reduction in net charge-offs

•
Continued improvement in risk management, organizational simplification and effectiveness, including the initiation of a corporate organizational restructuring as well as strengthened utilization of stress testing in risk management and profitability reporting

Paul E. Burdiss, CFO

•	Superb job of managing growth in the securities portfolio, managing liquidity, capital planning activities and managing the stress testing process

•	Successfully brought additional enterprise focus to the active management of noninterest expense through the development of new reporting and tracking tools

•	Outstanding job of promoting and supporting our efforts to simplify our operations, including in the accounting and finance functions

•	Continued improvements in financial reporting and communications with management, the Board, investors and regulators

Scott J. McLean, President & COO

•
Extraordinary efforts and leadership on the Company’s cost reduction projects resulted in the Company achieving all aspects of the noninterest expense targets associated with our multi-year performance improvement plan

•	Highly engaged in helping to manage implementation of critical technology projects

•	Helped streamline and simplify credit processes that have hampered production

•	Very effective in working with management to continue building our culture of continuous improvement throughout the organization

•	Good momentum and progress on improving fee income, with especially notable growth in municipal finance, foreign exchange, treasury management, and wealth management

•	Continues to provide exemplary leadership representing the Company in the Houston community and beyond
Edward P. Schreiber, CRO

•
Exceptional leadership and risk management results as reflected by industry-leading performance relative to peers on net charge-offs and credit losses (17 basis points in 2017 and trending lower), relatively modest levels of operational losses and relatively high levels of satisfactory outcomes in compliance

•	Continued improvements in the implementation of a strong enterprise risk management program and integrating it into our banking operations

•	Very good job of working through some organizational changes within Risk Management over the past year. Mr. Schreiber is very supportive of our diversity efforts, and is good at developing people

•	Strong leadership and support in the development of revised processes designed to streamline our work and reduce costs
A. Scott Anderson, President and CEO of ZB, N.A. – Zions Bank

•	Strong net income performance, helped by strong pricing discipline in a challenging interest rate environment

•
Effective risk management, with net charge-offs of .28% of average loans, and only .04% when adjusted for a single, unusual loss on a larger credit; audit and compliance exceptions are consistently low and quickly responded to

•	Strong talent management and diversity, including recognition by American Banker as having one of the nation’s leading teams of women bankers

•	Exceptionally effective brand management, with strong engagement in the Intermountain community and exemplary personal community leadership
Long-Term Incentives
Value Sharing Plans
The Company’s multi-year cash incentive plans, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the entities they manage and provide an opportunity for executive officers and certain designated key employees to share directly in meeting operating performance results (greater than predetermined minimum performance thresholds) over multi-year periods. In addition, both equity awards and Value Sharing Plan units subject executives to long-term risks faced by the Company. These plans are also useful as a key retention element because payouts are dependent upon continued association with the Company.

2015–2017 Value Sharing Plans
The 2-year deferral periods for the 2015–2017 Value Sharing Plans concluded on December 31, 2017. Accordingly, payouts were made to each of the Company’s NEOs participating in these plans in March 2018.
In March 2015, the Committee established the 2015–2017 Value Sharing Plans consisting of a corporate-level and seven subsidiary-level plans covering the period beginning January 1, 2015 and ending December 31, 2017. Each of the plans was designed with an initial nominal value to be set at the end of a 12-month performance period (ending December 31, 2015) based on the performance of Zions Bancorporation or a subsidiary bank, as the case may be, during the one-year performance period. The initial nominal value was subject to reduction based on the occurrence of certain unusual events during a subsequent 2-year deferral period (i.e., January 1, 2016 to December 31, 2017), resulting in a final settlement value.
The one-year performance periods for the 2015–2017 Value Sharing Plans concluded on December 31, 2015. Following the conclusion of the 12-month performance period, the Compensation Committee reviewed the one-year performance results for each of the plans and assigned each plan an overall quartile rating based on their assessment. Finally, the Committee used the overall quartile ratings to determine the Per Unit Funding Rates used to calculate the initial nominal unit value for each of the Plans.
The initial nominal values were computed based on the results achieved over the 12-month performance period, referencing the Per Unit Funding Rates assigned by the Compensation Committee as detailed in the illustrations below:

Zions Bancorporation — 2015-2017 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	INITIAL NOMINAL RATING & FUNDING
PTPP	Less than $603.5M	$603[illegible] to $626.1M	$626.2M to $648.8M	$648.9M to $671.5M	More than $671.6M	$607.2M	Q4(Mid) = $0.10/unit
Net Charge-Offs	More than 75bp	51 to 75bp	36 to 50bp	20 to 35bp	Less than 20bp	10bp	Q1 (High) = $1.20/unit
Total Direct Expense	More than $1,608.3M	$1,608.3M to $1,592.8M	$1,592[illegible] to $1,56[illegible]M	$1,561.5M to $1,530.4M	Less than $1,530.3M	$1,570.9M	Q3 (Mid) = $0.425/unit
Total Noninterest Income	Less than $493.7M	$493.7M to $503.9M	$504.0M to $514.2M	$514.3M to $524.5M	More than $524.6M	$503.5M	Q4 (High) = $0.20/unit
Strategic Progress	Unsatisfactory	< than Expected	Expected	> tha[illegible]pected	Exemplary	> Expected	Q2 (Mid) = $0.775/unit
ROA (vs. peer organizations)	Lowest				Highest	3rd Lowest (out of 17)	Below Threshold $0.00/unit
Tier 1 Common Capital Ratio (vs. peer organizations)	Lowest				Highest	3rd Highest (out of 17)	N/A
Interquartile Funding Ranges	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		

INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on simple average of results for 6 metrics (excluding Tier 1)	**Q3 (Mid) = $0.47/unit**
FINAL SETTLEMENT VALUE (Net of Qualitative Performance Adjustments)	**$0.32/unit**

ZFNB (Core Bank) — 2015-2017 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	INITIAL NOMINAL RATING & FUNDING
PTPP	Less than $394.	$394.1M to $397.9M	$398.0M to $405.7M	$405.8M to $413.5M	More than $413.6M	$392.5M	Below Threshold $0.00/unit
Net Charge-Offs	More than 75bp	51 to 75bp	36 to 50bp	20 to 35bp	Less than 20bp	8bp	Q1 (High) = $1.20/unit
Total Direct Expense	More than $311.8M	$311.8M to $308.7M	$308.6M to $307.2M	$307.1M to $304.1M	Less than $304.0M	$307.0M	Q2 (Low) = $0.65/unit
Total Noninterest Income	Less than $143.3M	$143.3M to $145.4M	$145.5M to $147.5M	$147.6M to $149.6M	More than $149.7M	$157.0M	Q1 (High) = $1.20/unit
Strategic Progress	Unsatisfactory	< than Expected	Expected	> than Expected	Exemplary	Expected	Q3 (Mid) = $0.425/unit
ROA (vs. peer organizations)	Lowest				Highest	3rd Lowest (out of 17)	Below Threshold $0.00/unit
Tier 1 Common Capital Ratio (vs. peer organizations)	Lowest				Highest	3rd Highest (out of 17)	N/A
Interquartile Funding Ranges	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		

INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on simple average of results for 6 metrics (excluding Tier 1)	**Q3 (High) = $0.58/unit**
FINAL SETTLEMENT VALUE (Net of Qualitative Performance Adjustments)	**$0.39/unit**

The initial nominal values were subject to a risk-based forfeiture clause and were not to be settled until after the conclusion of the 2-year deferral period which ended on December 31, 2017. There were several events and decisions made during the subsequent 2-year deferral period which resulted in the final settlement value being reduced from the initial nominal values set in July 2016.
First, the Compensation Committee determined in December 2015 to eliminate the design feature which linked the settlement value of the initial nominal values to changes in the Company’s stock price during the deferral period. The Committee took this action in order to reduce the volatility of accruals connected with these future payments. Second, the Committee also determined in December 2015 that future payouts under this Plan could be reduced in the event the Company did not achieve its 2016 noninterest expense and efficiency ratio targets. Due to somewhat higher than expected operating expense performance in both 2015 and 2016, discretionary performance adjustments were applied to the initial nominal values to ensure the Company achieved its publicly communicated noninterest expense and efficiency ratio goals. These discretionary performance adjustments reduced final settlement values as detailed in the chart below:

2015–2017 Value Sharing Plan - Final Settlement Values
Name	VSP Plan	# of Units	Initial Nominal Values (Per Unit)	Discretionary Performance Adjustments (Per Unit)	Final Settlement Values (Per Unit)	Final Settlement
Harris H. Simmons	Zions Bancorp	1,102,833	$0.47	$(0.15)	$0.32	$352,907
Paul E. Burdiss	Zions Bancorp	583,333	$0.47	$(0.15)	$0.32	$186,667
Scott J. McLean	Zions Bancorp	708,333	$0.47	$(0.15)	$0.32	$226,667
Edward P. Schreiber	Zions Bancorp	466,667	$0.47	$(0.15)	$0.32	$149,333
A. Scott Anderson	Zions Bancorp	298,296	$0.47	$(0.15)	$0.32	$95,455
	Zions Bank	298,295	$0.58	$(0.19)	$0.39	$116,335
All participation units in these Value Sharing Plans had an aspirational target value of $1.00 per unit and a potential maximum value of $1.20 per unit.
Messrs. Simmons, Burdiss, McLean, and Schreiber held 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Anderson held 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the Zions Bank Value Sharing Plan.
Further details on the design of the 2015–2017 Value Sharing Plans are provided in the “Compensation Elements” section.
2016–2018 Value Sharing Plans
The one-year performance periods for the 2016–2018 Value Sharing Plans concluded on December 31, 2016. Accordingly, at the end of the performance period, the Compensation Committee was responsible for reviewing the one-year performance results for each of the plans and assigning each plan an overall quartile rating based on their assessment. In addition, the Committee used the overall quartile ratings to determine the Per Unit Funding Rates used to calculate the initial nominal value for each of the Plans’ participants.
Detailed in the table below are the initial nominal values calculations for each of the Company’s NEOs.

2016–2018 Value Sharing Plan
Name	VSP Plan	# of Units	Overall Quartile Rating	Funding Rate (Per Unit)	Initial Nominal Value
Harris H. Simmons	Zions Bancorp	1,175,000	Q2 (Low)	$0.66	$775,500
Paul E. Burdiss	Zions Bancorp	583,333	Q2 (Low)	$0.66	$385,000
Scott J. McLean	Zions Bancorp	762,500	Q2 (Low)	$0.66	$503,250
Edward P. Schreiber	Zions Bancorp	518,000	Q2 (Low)	$0.66	$341,880
A. Scott Anderson	Zions Bancorp	274,000	Q2 (Low)	$0.66	$180,140
	Zions Bank	274,000	Q2 (Mid)	$0.74	$202,760
Messrs. Simmons, Burdiss, McLean, and Schreiber hold 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Anderson holds 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the Zions Bank Value Sharing Plan.
All participation units in these Value Sharing Plans have an aspirational target value of $1.00 per unit and a potential maximum value of $1.20 per unit. The initial nominal values displayed in the above table were computed using the Per Unit Funding Rates assigned by the Compensation Committee as detailed in the illustrations below:

Zions Bancorporation — 2016-2018 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	INITIAL NOMINAL RATING & FUNDING
Pre-Tax Pre-Provision Income (20% weight)	Less than $707.69M	$707.69M to $737.59M	$737.60M to $767.49M	$767.50M to $797.40M	$797.41M to $827.32M	$774.30M	Q2(Mid) = $0.71/unit
Net Charge-Offs (20% weight)	More than 60bp	51 to 60bp	41 to 50bp	31 to 40bp	20bp to 30bp	31bp	Q2 (High) = $0.87/unit
Total Direct Expense (15% weight)	More than $1,580.0M	$1,5[illegible].0M to $1,564.8M	$1,564.7M to $1,554.9M	$1,554.8M to $1,544.9M	$1,544.8M to $1,534.8M	$1,571.7M	Q4 (Mid) = $0.11/unit
Total Noninterest Income (15% weight)	Less than $486.0M	$486.0M to $490.7M	$490.8M to $498.0M	$498.1M to $504.7M	$504.8M to $511.5M	$505.3M	Q1 (Low) = $1.01/unit
Return On Assets (vs. peer banks) (15% weight)	20th %ile	40th %ile	60th %ile	80th %ile		37th percentile (12 out of 19)	Q4 (High) = $0.20/unit
Risk-Adjusted Net Interest Margin (vs. peer banks) (15% weight)	20th %ile	40th %ile	60th %ile	80th %ile		84th percentile (3rd out of 19)	Q1(Low) = $1.00/unit
Interquartile Funding Guidelines (Actual funding rates interpolated)	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		
		INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on weighted average of results for 6 metrics)					Q2 (Low) = $0.66/unit

ZFNB (Core Bank) — 2016-2018 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	INITIAL NOMINAL RATING & FUNDING
Pre-Tax Pre-Provision Income (20% weight)	Less than $707.69M	$707.69M to $737.59M	$737.60M to $767.49M	$7[illegible]0M to $797.40M	$797.41M to $827.32M	$774.30M	Q2(Mid) = $.71/unit
Net Charge-Offs (20% weight)	More than 50bp	41 to 50bp	31 to 40bp	21 to 30bp	Less than 20bp	11bp	Q1 (Mid) = $1.09/unit
Total Direct Expense (15% weight)	More than $1,580.0M	$1,5[illegible]0M to $1,564.8M	$1,564.7M to $1,554.9M	$1,554.8M to $1,544.9M	$1,544.8M to $1,534.8M	$1,571.7M	Q4 (Mid) = $0.11/unit
Total Noninterest Income (15% weight)	Less than $139.3M	$139.30M to $141.0M	$141.1M to $143.8M	$143.9M to $146.3M	$146.4M to $148.9M	$150.5M	Q1 (High) = $1.20/unit
Return On Assets (vs. peer banks) (15% weight)	20th %ile	40th %ile	60th %ile	80th %ile		37th percentile (12 out of 19)	Q4 (High) = $0.20/unit
Risk-Adjusted Net Interest Margin (vs. peer banks) (15% weight)	20th %ile	40th %ile	60th %ile	80th %ile		84th percentile (3rd out of 19)	Q1(Low) = $1.00/unit
Interquartile Funding Guidelines (Actual funding rates interpolated)	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		
		INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on weighted average of results for 6 metrics)					**Q2 (Mid) = $0.74/unit**

The initial nominal values are subject to a risk based forfeiture clause and will not be settled until after the conclusion of the 24-month deferral period which ends on December 31, 2018. The Compensation Committee determined in December 2015 to eliminate the design feature which linked the settlement value of the initial nominal values to changes in the Company’s stock price during the deferral period. The Committee took this action in order to reduce the volatility of accruals connected with these future payments. Future payouts under this Plan may also be reduced in the event the Company does not achieve its 2017 noninterest expense and efficiency ratio targets.
Further details on the design of the 2016–2018 Value Sharing Plans are provided in the “Compensation Elements” section.
2017–2019 Value Sharing Plans
In February 2017, the Committee established Value Sharing Plans consisting of a corporate-level and seven affiliate-level plans covering the years 2017 through 2019. Unit awards to executives and other officers in the Value Sharing Plans are granted by the Committee on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Company.
The allocation of units is based on an evaluation of individual performance, the individual’s contribution to Company performance, and the scope of individual responsibilities. Award sizes are also considered in view of competitive market levels of compensation for similarly situated executives in the Custom Peer Group (described below). Notably, however, since Value Sharing Plans are forward-looking incentives whose value to participants is realized over future time periods based on the achievement of specific future business and risk management objectives and/or the creation of shareholder value over time, there is less year-over-year variance (at an individual level) in the grant value of these types of incentives to participants.
The following table details the number and value of participation units in the 2017–2019 Value Sharing Plans granted to the Company’s NEOs.

2017–2019 Value Sharing Plan
Name	# of Participation Units	Value @ $1.00 per unit
Harris H. Simmons	1,440,000	$1,440,000
Paul E. Burdiss	687,500	$687,500
Scott J. McLean	777,500	$777,500
Edward P. Schreiber	518,000	$518,000
A. Scott Anderson	548,000	$548,000
Messrs. Simmons, Burdiss, McLean, and Schreiber hold 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Anderson holds 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the Zions Bank Value Sharing Plan.
All participation units in these Value Sharing Plans have a potential aggregate maximum value of $1.20 per unit. The value displayed in the above table was computed using the aspirational target value of $1.00 per unit.
The design of the 2017–2019 Value Sharing Plans is essentially the same as that used for the prior year. Future payouts under this Plan may be reduced in the event the Company does not achieve its financial and operating objectives.
The one-year performance periods for the 2017–2019 Value Sharing Plans concluded on December 31, 2017. Accordingly, at the end of the performance period, the Compensation Committee was responsible for reviewing the one-year performance results for each of the plans and assigning each plan an overall quartile rating based on their assessment. In addition, the Committee used the overall quartile ratings to determine the Per Unit Funding Rates used to calculate the initial nominal value for each of the Plans’ participants.
Detailed in the table below are the initial nominal values calculations for each of the Company’s NEOs.

2017–2019 Value Sharing Plan
Name	VSP Plan	# of Units	Overall Quartile Rating	Funding Rate (Per Unit)	Initial Nominal Value
Harris H. Simmons	Zions Bancorp	1,440,000	Q2 (Low)	$0.64	$921,600
Paul E. Burdiss	Zions Bancorp	687,500	Q2 (Low)	$0.64	$440,000
Scott J. McLean	Zions Bancorp	777,500	Q2 (Low)	$0.64	$497,600
Edward P. Schreiber	Zions Bancorp	518,000	Q2 (Low)	$0.64	$331,520
A. Scott Anderson	Zions Bancorp	274,000	Q2 (Low)	$0.64	$175,360
	Zions Bank	274,000	Q2 (Mid)	$0.56	$153,440
Messrs. Simmons, Burdiss, McLean, and Schreiber hold 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Anderson holds 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the Zions Bank Value Sharing Plan.
All participation units in these Value Sharing Plans have an aspirational target value of $1.00 per unit and a potential maximum value of $1.20 per unit. The initial nominal values displayed in the above table were computed using the Per Unit Funding Rates assigned by the Compensation Committee as detailed in the illustrations below:

Zions Bancorporation — 2017-2019 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	PROJECTED RESULT (@6/30/17)	INITIAL NOMINAL RATING & FUNDING
Pre-Tax Pre-Provision Net Revenue (20% weight)	Less than $918.2M	$918.2M to $934.5M	$934.6M to $950.9M	$951.0M to $967.2M	$967.3M to $983.7M	$1,006.5M	Q1 (High) = $1.20/unit
Net Charge-Offs (20% weight)	More than 45bp	45 to 41bp	40 to 36bp	35 to 31bp	30bp to 25bp	17bp	Q1 (High) = $1.20/unit
"Efficiency Ratio" Expense (15% weight)	More than $1,626.6M	$1,626.6M to $1,618.8M	$1,618.7M to $1,610.9M	$1,610.8M to $1,603.8M	$1,603.7M to $1,595.0M	$1,625.06M	Q4 (Low) = $0.04/unit
Customer-Related Fee Income (15% weight)	Less than $485.5M	$485[illegible] to $492.7M	$492.8M to $499.9M	$500.0M to $507.1M	$507.2M to $514.4M	$489.8M	Q4 (Mid) = $0.12/unit
Return On Assets (vs. peer banks) (15% weight)		20th %ile	40th %ile	60th %ile	80th %ile	20th percentile (16 out of 20)	Q5 (DNQ) = $0.00/unit
Risk-Adjusted Net Interest Margin (vs. peer banks) (15% weight)		20th %ile	40th %ile	60th %ile	80th %ile	80th percentile (4th out of 20)	Q2(High) = $0.90/unit
Interquartile Funding Guidelines (Actual funding rates interpolated)	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		
		INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on weighted average of results for 6 metrics)					**Q2 (Low) = $0.64/unit**

ZFNB (Core Bank) — 2017-2019 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	INITIAL NOMINAL RATING & FUNDING
Pre-Tax Pre-Provision Net Revenue (20% weight)	Less than $918.2M	$918.2M to $934.5M	$934.6M to $950.9M	$951.0M to $967.2M	$967.3M to $983.7M	$1,006.5M	Q1 (High) = $1.20/unit
Net Charge-Offs (20% weight)	More than 40bp	40 to 34bp	33 to 27bp	26 to 21bp	20bp to 15bp	28bp	Q3 (High) = $0.49/unit
"Efficiency Ratio" Expense (15% weight)	More than $1,626.6M	$1,626.6M to $1,618.8M	$1,618.7M to $1,610.9M	$1,610.8M to $1,603.8M	$1,603.7M to $1,595.0M	$1,625.06M	Q4 (Low) = $0.04/unit
Customer-Related Fee Income (15% weight)	Less than $147.13M	$147.13M to $148.71M	$148.72M to $150.32M	$150.33M to $151.89M	$151.90M to $153.48M	$150.15M	Q3 (High) = $0.52/unit
Return On Assets (vs. peer banks) (15% weight)		20th %ile	40th %ile	60th %ile	80th %ile	20th percentile (16 out of 20)	Q5 (DNQ) = $0.00/unit
Risk-Adjusted Net Interest Margin (vs. peer banks) (15% weight)		20th %ile	40th %ile	60th %ile	80th %ile	80th percentile (4th out of 20)	Q2(High) = $0.90/unit
Interquartile Funding Guidelines (Actual funding rates interpolated)	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		
		INITIAL NOMINAL VALUE RATING/FUNDING – Maximum Payout (Based on weighted average of results for 6 metrics)					**Q3(High) = $0.56/unit**

The initial nominal values are subject to a risk based forfeiture clause and will not be settled until after the conclusion of the 24-month deferral period which ends on December 31, 2018. The Compensation Committee determined in December 2015 to eliminate the design feature which linked the settlement value of the initial nominal values to changes in the Company’s stock price during the deferral period. The Committee took this action in order to reduce the volatility of accruals connected with these future payments. Future payouts under this Plan may also be reduced in the event the Company does not achieve its 2017 noninterest expense and efficiency ratio targets.
Specific details on the design of the 2017–2019 Value Sharing Plans are provided in the “Compensation Elements” section.
Stock Option Awards
In February 2017, the Committee approved the following stock option grants for four of the Company’s five NEOs (i.e., Messrs. Burdiss, McLean, Schreiber and Anderson). The stock option grant for Mr. Simmons was approved by the Company’s Board of Directors at its meeting held in March 2017. Generally, grants of stock options are influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since stock options are forward-looking incentives, there is less year-over-year variance (at an individual level) in the value of the options granted to participants.

2017 Stock Option Grants
Name	# of Stock Options	Grant Date Fair Value (Black-Scholes Option Value)
Harris H. Simmons	19,238	$191,995
Paul E. Burdiss	10,530	$121,306
Scott J. McLean	10,590	$121,997
Edward P. Schreiber	8,733	$100,604
A. Scott Anderson	6,247	$71,965
Additionally, these stock option grants were, in accordance with the expectations issued by the Federal Reserve Board, limited to less than 10% of each respective NEO’s total incentive compensation. Further details on the Company’s stock option grant practices are contained in the “Compensation Elements” section.
Restricted Stock Unit Awards
In February 2017, the Committee also approved restricted stock unit awards for four of the NEOs (i.e., Messrs. Burdiss, McLean, Schreiber and Anderson). Similarly, the restricted stock unit grant for Mr. Simmons was approved by the Company’s Board of Directors at its meeting held in March 2017. These grants were intended to focus senior executives on future performance. Like the granting of stock options, the size of these grants is generally influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since restricted stock unit awards are forward-looking incentives, there is less year-over-year variance (on an individual level) in the value of the awards granted to participants.
These awards will vest ratably, 25% per year for four years on the anniversary date of the grant. The Committee also attached two-year post vest holding restrictions on the restricted stock units awarded to Messrs. Simmons and McLean. The two-year post vest holding restrictions prohibit Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

2017 Restricted Stock Unit Grants
Name	# of Restricted Stock Units	Grant Value Date Fair Value
Harris H. Simmons	18,773	$768,003
Paul E. Burdiss	10,891	$485,194
Scott J. McLean	10,954	$488,001
Edward P. Schreiber	9,033	$402,420
A. Scott Anderson	6,461	$287,838

COMPENSATION PHILOSOPHY AND OBJECTIVES
PHILOSOPHY, OBJECTIVES, AND PRACTICES
We believe the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of Company shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry

•	Motivate and reward executives whose knowledge, skills, and performance are critical to our success

•
Align the interests of our executive officers and shareholders by compensating our executives for managing our business to meet our long-term objectives, and reward performance greater than established targets

•	Support performance-based goals by linking significant percentages of CEO and senior executive compensation to performance, effectively using deferred pay, “clawbacks,” and performance conditions

•
Pursue all compensation objectives in a manner that seeks to discourage risks that are unnecessary or excessive, or could jeopardize the safety and soundness of the Company, including incorporating performance goals specifically tied to risk management

Our compensation philosophy supports and reflects the Company’s risk management culture. Zions’ 2017 compensation program for senior executives was designed to encourage management of risk and discourage inappropriate risk taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that are expected to reward desired behavior over time.
Our portfolio of awards is balanced between fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. Compensation decisions for 2017 relied on discretion to consider other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.
ROLES AND RESPONSIBILITIES
Role of the Committee
The Compensation Committee makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the applicable regulatory bodies. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to the following:

•	Reviewing and recommending to the full Board the compensation for the Company’s CEO

•	Approving the compensation for the remaining NEOs, and other members of the EMC

•	Selecting and approving the performance metrics and goals for all executive management compensation programs and evaluating performance at the end of each performance period

•	Approving annual cash incentive award opportunities, equity award opportunities, and long-term cash award opportunities under the Company’s Value Sharing Plans
In making compensation decisions, the Committee uses several resources and tools, including the services of McLagan, an independent executive compensation consulting firm with financial services industry expertise that was retained by, and reports to, the Committee. The Committee also considers summary analyses of total compensation delineating each compensation element, risk scorecards provided by our CRO, competitive benchmarking and other analyses as described below.
In 2017, the Committee took the following steps, among others, to ensure that it effectively carries out its responsibilities:

•	Conducted an annual review of the Committee Charter to ensure that it effectively reflects the Committee’s responsibilities

•	Conducted an annual review of the Company’s Custom Peer Group

•
Scheduled an executive session prior to the conclusion of each of the Committee meetings, without members of management, for the purpose of discussing decisions related to the CEO’s performance, goal-setting, compensation levels, and other items deemed appropriate by the Committee

•	Completed an annual self-evaluation of the Committee’s effectiveness

•	Completed an annual review of the external compensation consultant’s performance to ensure the Committee receives the appropriate resources and counsel

•	Worked to meet expectations and guidance from our banking regulators
Role of the Independent Consultant
The Committee uses the services of an outside executive compensation consultant, McLagan, to provide guidance and advice to the Committee on all matters covered by its charter. This consultant was directly selected and engaged by the Committee to provide a broad set of services pertaining to the compensation of the Company’s executives.
The consultant fulfills the following responsibilities:

•	Reviews the Committee’s charter and recommends changes as appropriate

•	Reviews the Committee’s agendas and supporting materials in advance of each meeting

•	Advises the Committee on management proposals, as requested

•	Reviews information from the Custom Peer Group (described below) and survey data for competitive comparisons

•
Reviews the Company’s executive compensation programs and advises the Committee on the design of incentive plans or practices that might be changed to improve the effectiveness of its compensation program

•	Reviews competitive pay practices of the Custom Peer Group for its Boards of Directors and recommends to the Committee changes required to pay the Company’s Board of Directors in a competitive fashion

•	Reviews, analyzes, and summarizes survey data on executive pay practices and amounts that come before the Committee

•	Attends all of the Committee meetings, including all executive sessions with only the Committee members as requested

•	Advises the Committee on potential practices for Board governance of executive compensation as well as areas of concern and risk in the Company’s programs
During 2017, McLagan was specifically engaged on the following projects:

•
Advised the Committee with respect to the appropriateness of compensation structure and actual amounts paid to the Company’s executive officers given the Company’s compensation philosophy, size, and Custom Peer Group

•	Advised on the appropriateness of executive performance goals and metrics

•	Reviewed and advised on the compensation for the Company’s Board of Directors

•	Conducted critical analysis relating to the valuation of post-vest holding requirements on the 2017 restricted stock unit grants to Messrs. Simmons and McLean

•	Worked collaboratively with members of management and the Committee to assess the composition of the Company’s Custom Peer Group and provided counsel on possible adjustments

•	Advised the Committee on market and regulatory trends and developments

•	Reviewed the 2017 Compensation Discussion and Analysis and related sections for this Proxy Statement
Based on its review of relevant factors, the Committee assessed McLagan’s independence and concluded that no conflict of interest existed that would have prevented McLagan from independently advising the Committee during 2017. Fees paid to McLagan for work performed for the Compensation Committee during 2017 totaled $155,848 Compensation survey data and consulting advice delivered to management during 2017 totaled $51,900.
Role of Executive Officers in Compensation Decisions
The CEO annually reviews the performance of each of the other NEOs, along with a risk effectiveness assessment. Based on these evaluations, the CEO makes compensation recommendations to the Committee, including recommendations for salary adjustments, annual cash incentive awards, and long-term equity and long-term cash incentive award opportunities. In addition, the CEO and other members of the EMC also annually assess performance for other executive officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Company’s executive officers.
Additionally, the CEO, CFO, CRO, chief credit officer, and other select members of the Company’s EMC serve on the Incentive Compensation Oversight Committee, or ICOC. The ICOC reviews and evaluates all incentive compensation plans in which the participants include executive management and other employees that expose the organization to material inherent risks. The purpose of these reviews is to address the concern that the Company’s incentive compensation plans not incent or pose excessive or unnecessary risks to the Company.
PEER GROUP
In making compensation decisions, the Committee has historically compared major elements of total direct compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the Custom Peer Group. The Committee refers to this Custom Peer Group for both compensation and performance-related benchmarking. Financial performance data is prepared either by the Committee’s independent compensation consultant, McLagan, or by the Company, using publicly available data from peer group members’ public filings and audited financial statements. Compensation data is generally prepared by the Committee’s independent compensation consultants, using proprietary compensation databases and publicly available data from proxy statements. The Company’s consultant reviews any financial and/or compensation data that is prepared by the Company and provided to the Committee.
The Custom Peer Group consists of companies that are reasonably comparable in terms of size and scope of business to the Company and against which the Committee believes the Company competes for talent and shareholder investment. The following 19 companies were identified by the Committee as the 2017 Custom Peer Group.

• Associated Banc-Corp	• Huntington Bancshares Incorporated
• BB&T Corporation	• KeyCorp
• BOK Financial Corporation	• M&T Bank Corporation
• Citizens Financial Group	• People’s United Financial, Inc.
• Comerica Incorporated	• Regions Financial Corporation
• Commerce Bancshares, Inc.	• SunTrust Banks, Inc.
• East West Bancorp, Inc.	• Synovus Financial Corp.
• First Horizon National Corp.	• Webster Financial Corp.
• First Republic Bank	• WinTrust Financial, Inc (added 2017)
• Fifth Third Bancorp
The Committee periodically, but not less than annually, reviews the Custom Peer Group and considers changes to the Custom Peer Group deemed necessary to ensure that the nature and size of the organizations continues to be appropriate. Based on the Committee’s evaluation of the Custom Peer Group for 2017, the Committee decided to make changes from the prior year. Specifically, the Company added WinTrust Financial, Inc. to the 2017 Custom Peer Group. The Company’s assets (48th percentile), market capitalization (46th percentile), and number of employees (57th percentile) ranked close to the median (50th percentile) of the revised Custom Peer Group as of June 2017.

BENCHMARKING
The Company’s goal is to provide a competitive total compensation package that will attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to our shareholders. Since the Company competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries, annual cash compensation, and the grant value of long-term incentives to the market median (50th percentile) for similarly situated executives working at organizations in the Custom Peer Group.
When determining compensation mix and levels, the following items are considered:

•	The most recent and prior years’ comparative proxy statement and survey data for similar jobs among the Custom Peer Group

•
The 25th percentile, median (i.e., 50th percentile), and 75th percentile Custom Peer Group data for major elements of compensation (base salary, target annual cash incentive compensation, and total direct compensation)

•
The ability to provide market median (i.e., 50th percentile) total cash compensation (i.e., base salary plus annual cash incentive compensation) for 50th percentile performance relative to the Custom Peer Group

•	The ability to conform to guidance issued by the Federal Reserve Board which expects upside leverage for incentive compensation plans to be limited to no more than 125% of target

•
Expectations issued by the Federal Reserve Board that grants of stock options to executive management should be no more than 10% of each respective EMC member’s total incentive compensation and 50% or more of each respective EMC member’s total incentive compensation should be granted in the form of long-term incentives (e.g., stock options, restricted stock units, or cash performance plans with multi-year vesting and/or performance periods)

In aggregate, the 2017 target direct compensation package (base salary, plus target annual bonus, plus target grant value of stock options and restricted stock units, plus target value of Value Sharing Plan units) for the Company’s CEO and other senior executives, including executive officers not listed in this Proxy Statement, were within 9% of the estimated 2017 market median total compensation for similarly situated executives working at peer financial institutions in the Custom Peer Group.

COMPENSATION ELEMENTS
We provide a brief explanation of the factors used to determine each component of the NEO’s compensation in the sections that follow.
BASE SALARY
We provide our NEOs, as well as other employees, with a base salary to compensate them for services rendered during the fiscal year. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels, and practices at companies in the Custom Peer Group, as well as pay relative to other officers of the Company.
ANNUAL CASH INCENTIVE
The annual cash incentive is a cash incentive program that provides annual cash awards to the NEOs and other key employees based on the achievement of goals established annually by the Committee. The Company awards annual bonuses to its NEOs under the Zions Bancorporation Management Incentive Plan, or MIP, which was approved by shareholders in May 2016. Under the provisions of this plan, the maximum award that may be granted to each of the NEOs with respect to any plan year is 1% of the Company’s adjusted operating income for that plan year. The MIP defines “adjusted operating income” as the Company’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with generally accepted accounting principles, or GAAP. The actual bonus awards made to the NEOs may not exceed the maximum awards described above, and the Committee is not obligated to disburse the full amount of the applicable percentage of adjusted operating income for the plan year and, in fact, has never done so. The amount of the actual bonus award paid to each NEO is determined by the Committee in its discretion and may be less than the maximum award allowed under the MIP based on factors the Committee deems relevant, including, but not limited to, adjusted operating income for the plan year.
Each year the Committee establishes target and maximum potential cash incentive amounts for the NEOs and other EMC members. The target cash incentive structures are developed based on an independent analysis of our Custom Peer Group’s compensation structures and target levels by position. Maximum potential annual cash incentive amounts are limited to 125% of the target in order to discourage excessive and/or unnecessary risk taking.
Details on individual annual cash incentive award decisions for 2017 are set forth in the section “Compensation Decisions for the 2017 Performance Period.”
LONG-TERM INCENTIVES
Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspective necessary for our continued success, including sustained and improving profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders.
Value Sharing Plans
The Company’s multi-year cash incentive plans, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the entities they manage and provide an opportunity for executive officers and certain designated key employees to be rewarded for financial results greater than predetermined minimum performance thresholds over multi-year periods. In addition, both equity awards and Value Sharing Plan units expose executives to long-term risks faced by the Company. These plans are also useful as a key retention element because payouts are dependent upon continued association with the Company. A corporate-level Value Sharing Plan is established each year for participants with corporate or enterprise-wide responsibilities, and corresponding Value Sharing Plans are established for senior officers at each of our seven banking “affiliates” in order to more directly reward those participants for results that are within their own sphere of influence. Affiliate CEOs typically are granted units in both the corporate and affiliate-level plans. Value Sharing Plans are reviewed and updated each year to ensure alignment with the Company’s business strategy, regulatory guidance and the external market.
Value Sharing Plan payments may be reduced based on the occurrence of unusual events, including but not limited to severe deterioration in asset quality, earnings, fraud, malfeasance, material errors or reputational harm during the deferral period. The Committee retains the ability to make adjustments, at its sole discretion, to the computation or assessment of performance measures or to any other provision of the Value Sharing Plans in order to equitably reflect or evaluate performance over the duration of the plan period.
2015–2017 Value Sharing Plans
The 2015–2017 Value Sharing Plans measure performance in the following categories, each of which is to be equally weighted in determining award values:

•	Adjusted Pre-Tax, Pre-Provision Earnings (or PTPP)

•	Net Charge-offs

•	Adjusted Total Direct Expense

•	Adjusted Noninterest Income

•	Strategic Progress (i.e., a comprehensive assessment of four to five initiatives tailored to the Company or to each affiliate)

•	Return on Average Assets (relative to Zions’ peers in the Custom Peer Group)

•	Tier 1 Common Capital Ratio (relative to Zions’ peers in the Custom Peer Group)
Initial nominal values for the 2015-2017 Value Sharing Plans were determined by the Committee at the conclusion of a one-year performance period ending December 31, 2015 based on the assignment, within one of four quartiles, of achieved performance results relative to a range of pre-established performance goals for each of the above factors. The Committee determined the initial overall funding of each Value Sharing Plan pool using discretion which was informed by recommended funding “markers” assigned to each performance quartile.
The 2015–2017 Value Sharing Plans originally provided for the initial nominal unit values to be converted to phantom shares of the Company’s common stock, with settlement in cash to reflect the market value of the phantom shares at the conclusion of a twenty-four-month deferral period. The Committee determined in December 2015 to eliminate this design feature which linked the settlement value of the initial nominal values to changes in the company’s stock price in order to reduce the volatility of accruals connected with future payments. Future payouts under this Plan may be reduced or eliminated in the event the Company does not achieve its financial and operating objectives.
Additional information on the design of the Company’s 2015–2017 Value Sharing Plans is provided in Exhibit 10.1 to the Company’s report on Form 10-Q for the quarter ended March 31, 2015.
Details on individual 2015–2017 Value Sharing Plan award decisions are set forth in the section “Compensation Decisions for the 2017 Performance Period.”
2016–2018 Value Sharing Plans
The 2016-2018 Value Sharing Plans measure performance in the following categories, and with the indicated weights to be applied in determining award values:

•	Pre-Tax, Pre-Provision Earnings (or PTPP) - 20% weight

•	Noninterest Income Growth - 15% weight

•	Net Charge-offs - 20% weight

•	Noninterest Expense - 15% weight

•	Return on Assets (relative to Zions’ peers in the Custom Peer Group) - 15% weight

•	Risk-adjusted Net Interest Margin - 15% weight
Each performance indicator is intended to measure consolidated corporate performance, except that in the case of the affiliate bank-level plans, noninterest income growth and net charge-offs are measured at the affiliate bank level.
Initial nominal values for the 2016–2018 Value Sharing Plans were determined by the Committee at the conclusion of the one-year performance period ending December 31, 2016 based on the assignment, within one of four quartiles, of achieved performance results relative to a range of pre-established performance goals for each of the above factors. Future payouts under this Plan may be reduced or eliminated in the event the Company does not achieve its financial and operating objectives.
Additional information on the design of the Company’s 2016–2018 Value Sharing Plans is provided in Exhibit 10.1 to the Company’s report on Form 10-Q for the quarter ended September 30, 2016.
Details on individual 2016–2018 Value Sharing Plan award decisions are set forth in the section “Compensation Decisions for the 2017 Performance Period.”
2017–2019 Value Sharing Plans
The 2017-2019 Value Sharing Plans measure performance in the following categories, and with the indicated weights to be applied in determining award values:

•	Pre-Tax, Pre-Provision Earnings (or PTPP) - 20% weight

•	Customer-Related Fee Income - 15% weight

•	Net Charge-offs - 20% weight

•	Direct “Efficiency Ratio” Expense - 15% weight

•	Return on Assets (relative to Zions’ peers in the Custom Peer Group) - 15% weight

•	Risk-adjusted Net Interest Margin - 15% weight
Each performance indicator is intended to measure consolidated corporate performance, except that in the case of the affiliate bank-level plans, noninterest income growth and net charge-offs are measured at the affiliate bank level.
Initial nominal values for the 2017–2019 Value Sharing Plans were determined by the Committee at the conclusion of the one-year performance period ending December 31, 2017 based on the assignment, within one of four quartiles, of achieved performance results relative to a range of pre-established performance goals for each of the above factors. Future payouts under this Plan may be reduced or eliminated in the event the Company does not achieve its financial and operating objectives.
Details on individual 2017–2019 Value Sharing Plan award decisions are set forth in the section “Compensation Decisions for the 2017 Performance Period.”
Stock Options
We have historically granted stock options on an annual basis, representing the right to purchase a specified number of our common shares at a purchase price not less than 100% of the fair market value (defined as the closing price) of the common shares on the date the option is granted. Such grants are discretionary by the Committee, based on a subjective evaluation of individual performance, the scope of the individual’s responsibilities, and market data.
Stock option grants are designed to assist the Company to:

•	Enhance the focus of executives on the creation of long-term shareholder value as reflected in the Company’s stock price performance

•	Provide an opportunity for increased ownership by executives

•	Maintain competitive levels of total compensation
The Company’s practice has been to grant incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, additional nonqualified stock options to reach the targeted long-term incentive value for each executive.
In accordance with the expectations issued by the Federal Reserve Board, the Committee has decided to limit grants of stock options to members of the EMC to less than 10% of each respective EMC member’s total incentive compensation. Details on individual grants of stock options to NEOs are provided in the “Compensation Decisions for Named Executive Officers” section.
Restricted Stock
A restricted stock award is an award of shares of our common stock that vests over a period of time specified by the Committee at the time of the award. A restricted stock unit is a right to acquire a share upon vesting of the restricted stock unit.
The Committee believes that restricted stock and restricted stock unit awards have been an important tool for the Committee to utilize in meeting the objectives of our executive compensation program. These awards have permitted the Committee to continue to provide a competitive total compensation value to allow us to retain key individuals, while at the same time aligning a significant portion of each NEO’s total compensation with the Company’s long-term financial performance as well as the financial interests of our shareholders. Because the restricted stock and restricted stock units that have been granted generally vest over four years, these awards expose executives to the risk of diminution in compensation value as a result of poor future Company performance.

Summary of 2017 Long-Term Incentive Grants
The following chart briefly summarizes the vesting schedule for all long-term incentives granted to the NEOs and other members of the Company’s EMC during 2017.

Award	2017	2018	2019	2020	2021
Stock Options	Granted at fair market value on date of grant Value realized only if stock price increases over time	33.3% vest	33.3% vest	33.3% vest
Restricted Stock Units	Granted at fair market value on date of grant Grants to Messrs. Simmons and McLean include two-year post vest holding restrictions	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.
Value Sharing Plan Units
Performance metrics:
Goals for Compensation Committee assessment established:
(i) Pre-tax, Pre-provision earnings
(ii) Net charge-offs
(iii) Direct “efficiency ratio” expense
(iv) Customer-Related Fee Income
(v) Return on assets
(vi) Risk-adjusted net interest margin
Performance period begins 1/1/2017
		End of performance period is 12/31/2017 Compensation Committee assesses performance and approves “Provisional Settlement” in actual initial nominal values	Risk-based forfeiture clause evaluation occurs at 12/31/2019. The total units permitted to vest may only be reduced or forfeited, not increased Upon vesting, final nominal value is determined	Actual settlement in cash unless risk-based forfeiture clause is enforced at Compensation Committee’s discretion
PERQUISITES
From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Company to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.
HEALTH AND WELFARE BENEFITS
Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.

RETIREMENT BENEFITS
We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Company’s Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan, and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.
Payshelter 401(k) and Employee Stock Ownership Plan
The Payshelter 401(k) and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their earnings on a tax-deferred basis, up to a maximum of $18,000 ($24,000 for participants age 50 and over) in 2017. Vesting of employee and employer matching contributions occur upon contribution. We provide a matching contribution of up to 4% of compensation in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds at any time.
The plan also has a profit sharing component in which contributions are based upon our performance according to a discretionary formula approved annually by the Board. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder common equity. In view of the Company’s profit results in 2016, we made a profit sharing plan contribution equal to 1.0% of eligible compensation in 2017. We also made a contribution in 2018 equal to 1.75% of eligible compensation in light of 2017 performance. Company profit sharing contributions are invested in our common shares. Participants may diversify the Company’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Vesting of the Company contributions is an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2017 cannot exceed $270,000.
For selected executives, including Messrs. Simmons and Anderson, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s Excess Benefit Plan, which is described below.
Deferred Compensation Plan
The Deferred Compensation Plan allows highly compensated employees (currently earning over $160,000 annually) to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation.
Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.
Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Internal Revenue Code. The manner may be in the form of a lump-sum cash payment, or payments in monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.
Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.

Excess Benefit Plan
On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations.
Cash Balance Plan
Benefit accruals under our cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan. Those grandfathered were over age 55 with at least 10 years of service at the time the plan was frozen. Of the 2017 NEOs, only Mr. Anderson was a grandfathered employee receiving earnings and interest credits in this plan. Mr. Simmons accrued interest credits only. None of the other NEOs has a benefit in this plan. On June 30, 2013, the plan was frozen as to earnings credits for all participants.
Supplemental Retirement Plan
From approximately 1978 to 1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65. Messrs. Simmons and Anderson have this arrangement, which will provide each of them $20,000 per year for 10 years beginning at retirement at age 65 or older. These amounts are reduced in the instance of early retirement.

OTHER COMPENSATION PRACTICES AND POLICIES
CHANGE IN CONTROL AGREEMENTS
The Company has entered into change in control agreements with certain senior executives selected by the Board designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. We entered into these agreements because the financial services industry has been consolidating and we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the aforementioned objectives.
For purposes of the change in control agreements, unless certain members of the Board determine that a change in control has not occurred, a change in control will be deemed to have occurred in any of the following circumstances:

•	Any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding securities

•	The majority of the Board changes within any two consecutive years, unless certain conditions of Board approval are met

•	A merger or consolidation of the Company is consummated in which the prior owners of our common shares no longer control 50% or more of the combined voting power of the surviving entity

•	The shareholders of the Company approve a plan of complete liquidation of the Company

•	An agreement providing for the sale or disposition by the Company of all or substantially all of its assets is consummated
The change in control agreements provide that if, within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive the following:

•
A lump sum severance payment equal to two or three times (depending on whether the individual is grandfathered under a prior iteration of the CIC arrangement that provided for three times) the sum of annual base salary plus the greater of the targeted annual bonus then in effect, or the average of the executive’s annual bonuses for each of the two or three years (depending on the individual) immediately prior to the change in control

•	Full base salary through the date of termination, any unpaid annual bonus, and the targeted annual bonus prorated through the date of termination

•	Continuation of medical and dental health benefits for two or three years (depending on the individual)

•	Outplacement services for two years at an aggregate cost to the Company not to exceed 25% of the executive’s annual base salary

•	Full vesting in accrued benefits under our pension, profit sharing, deferred compensation, or supplemental plans
Our change in control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.
Our change in control agreements provide that, immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans, or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. However, this “single trigger” for accelerated vesting and exercisability has been overridden by the terms of all equity grants made by the Company during or after May 2012, which require actual or constructive termination of employment following a change-in-control for accelerated vesting and exercisability; these grants also provide for continued vesting and exercisability, even in the absence of a change-in-control or termination of employment, for certain retirement eligible employees. As a result, equity awards granted during or after May 2012 generally provide for accelerated vesting and exercisability after a change in control only if the employment of the executive is terminated (i.e., only upon the occurrence of a “double trigger”), while equity grants awarded prior to that time generally provide for accelerated vesting and exercisability after a change-in-control, regardless of any change in employment status. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.
Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Company any of its officers or employees.
EMPLOYMENT CONTRACTS
Generally, we do not enter into employment contracts with our NEOs or our other officers. However, in certain circumstances, such as mergers and acquisitions, or when recruiting executives from outside of the Company, it is sometimes necessary and in the best interest of the Company to enter into such contracts for a period of time. In such cases, it is the Company’s practice to enter into the contract for a limited period, typically one to three years, without extensions. Currently, the Company has no active executive employment contracts.
INCENTIVE COMPENSATION CLAWBACK POLICY
The Company believes that incentive compensation offered to its employees should be subject to clawback in order to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that expose the Company to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The principal and ordinary means of subjecting incentive compensation to clawback is through compensation design features which expose our employees to loss of potential compensation in the event of such adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation. In addition, as described in the previous section, certain senior officers are expected to hold specified amounts of Zions Bancorporation common stock under the Company’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Company. These design features and share ownership expectations serve objectives similar to post-payout clawback policies.
The Company also believes that in extraordinary circumstances these design features and ownership requirements may not be sufficient to disincentivize undue risk-taking and ensure the fairness of realized compensation. To address such circumstances, in May 2013, the Company revised its Incentive Compensation Clawback Policy, which gives the Company the discretion to clawback incentive compensation awarded to any employee in the event of certain adverse impacts for which the employee is responsible.
Accordingly, the Company in its discretion may require any employee who has been awarded incentive compensation to forfeit, disgorge, return or adjust such compensation to the Company, and if so required any employee shall forfeit, disgorge, return or adjust such compensation in the manner directed by the Company, in the following circumstances:

•
As required by Section 304 of the Sarbanes Oxley Act, which generally provides that in the event the Company is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with financial reporting requirements under securities laws, the CEO and CFO must reimburse the Company for any incentive compensation or equity compensation and profits from the sale of the Company’s securities during the 12-month period following initial publication of the financial statements that had been restated

•
As required by Section 954 of the Dodd-Frank Act, which indirectly provides that, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws, the Company may recover from any of its current or former executive officers who received incentive compensation, including stock options, during the three-year period preceding the date on which the Company is required to prepare such restatement, any amount that exceeds what would have been paid to the executive officer after giving effect to the restatement

•	As required by any other applicable law, regulation or regulatory requirement

•
If the Company suffers extraordinary financial loss, reputational damage or similar adverse impact as a result of actions taken or decisions made by the employee in circumstances constituting illegal or intentionally wrongful conduct, gross negligence or seriously poor judgment

•
If the employee is awarded or is paid out under incentive compensation plans on the basis of significantly incorrect financial calculations or information or if events coming to light after the award or payout would have significantly reduced the amount of the award or payout if known at the time of the award or payout

Awards and incentive compensation subject to clawback under this policy include equity awards, whether or not vested or restricted; shares acquired upon vesting or lapse of restriction; short- and long-term incentive, bonus and similar plans; and discretionary bonuses. The clawback may be effectuated through the reduction or forfeiture of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities or in such other manner as the Company in its discretion determines to be appropriate.
In exercising its discretion under this Incentive Compensation Clawback Policy, the Company may, to the extent permitted by law or regulation, consider the degree of harm suffered by the Company, the employee’s responsibility for the harm and his or her state of mind relative to the acts or decisions giving rise to the harm, the extent to which the employee was acting in accordance with Company policies, procedures and processes, the extent to which others were responsible for the acts or decisions giving rise to the harm, the position and responsibilities of the employee relative to the magnitude of harm suffered by the Company, the long-term value of the employee to the Company and such other factors as the Company deems to be appropriate.
SHARE OWNERSHIP AND RETENTION GUIDELINES
We maintain share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.
In addition, the Committee attached two-year post-vest holding restrictions on the restricted stock and restricted stock unit grants made to Messrs. Simmons and McLean in March 2017 and February 2017, respectively. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from selling, transferring or otherwise disposing of these shares for an additional two-year period following each vesting event.
ANTI-HEDGING AND PLEDGING POLICY
Our Insider Trading Policy was amended in 2013 to prohibit hedging and to place certain restrictions on pledging of Company stock by directors and executive officers. Under this policy, our directors and executive officers may pledge Company stock only with the approval of the Company CEO, CFO or General Counsel, which should not be granted unless (1) the officer or director confirms that he or she reasonably believes he or she is, and in the future will be, able to perform under the financing transaction without increased pledging of securities or foreclosure upon pledged securities; and (2) the aggregate amount of securities pledged by all officers and directors does not at the time of the pledge exceed 5% of the outstanding amount of the class of securities subject to the pledge. As of December 31, 2017, less than one-half of one percent of the Company’s total outstanding common shares were subject to pledge by directors and executive officers. All such pledges met the requirements of our Insider Trading Policy. See the beneficial ownership table on page 69 of this Proxy Statement for additional information. The Compensation Committee reviews these pledging activities annually and may direct one or more pledgors to reduce their outstanding pledged positions if the Committee believes it is necessary or advisable to reduce risk. Pledged stock is not included in amounts held by directors and officers to meet the Company’s stock ownership and retention guidelines.
DEDUCTIBILITY AND EXECUTIVE COMPENSATION
2017 Compensation
Prior to enactment of the Tax Cuts and Jobs Act of 2017, section 162(m) generally disallowed a federal income tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer (referred to as “covered employees”) unless the compensation qualified as “performance-based compensation” (within the meaning of Section 162(m)). When establishing and administering our executive compensation programs for 2017, the Compensation Committee generally intended that performance-based compensation be deductible under Section 162(m). For 2017, our Annual Cash Incentive, Value Sharing Plan awards and Stock Option award programs were intended to be eligible for the performance-based compensation exemption available under Section 162(m) and therefore be deductible for income tax purposes. We are evaluating the impact of the Tax Cuts and Jobs Act as it relates to the deductibility of our 2017 long-term incentive plans. Due to the complexities of Section 162(m), however, there can be no guarantee that all amounts intended to comply with the requirements of Section 162(m) will so qualify.
Impact of Tax Cuts and Jobs Act of 2017
For taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act generally eliminated the “performance-based” compensation exception under Section 162(m), and expanded the $1 million per covered employee annual limitation on deductibility to a larger group of named executive officers. In addition, the new tax law also provides that any named executive officer who was a covered employee in taxable years beginning on and after January 1, 2017, will continue to be a covered employee for all subsequent taxable years (including taxable years after his or her death). As a result, the Company may no longer take an annual deduction for any compensation paid to its expanded number of covered employees in excess of $1 million per covered employee unless “performance-based” compensation is paid pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect on or after such date. We are still evaluating the impact of this new law on our executive compensation practices. Because the Committee believes that shareholders’ interests may best be served by offering compensation that is not fully deductible, where appropriate, to attract, retain and motivate talented executives, the Committee retains the discretion to authorize compensation that does not qualify for income tax deductibility.
NON-QUALIFIED DEFERRED COMPENSATION
On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, which changed the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A of the Internal Revenue Code, or Section 409A, imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has structured the elements of our compensation program to comply with the distribution, timing, and other requirements of Section 409A. These structures are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the NEOs pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued thereunder, there can be no assurance that every element of the Company’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”
2017 CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of Regulation S-K, we are providing the following information:
For fiscal 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees, excluding the CEO, of our Company was $63,321; and

•	The annual total compensation of Harris H. Simmons, our CEO, was $3,370,603.
Based on this information, the ratio for 2017 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 53 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.	As of December 31, 2017, our employee population consisted of approximately 10,393 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.

2.
To find the median of the annual total compensation of all our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees.

3.	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

4.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table.

ACCOUNTING FOR STOCK-BASED COMPENSATION
Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of FASB Accounting Standards Codification Topic 718 Compensation - Stock Compensation (or ASC 718). See Note 1 “Summary of Significant Accounting Policies-Share-Based Compensation” and Note 17 “Share-based Compensation” to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION COMMITTEE REPORT
The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report was adopted March 22, 2018, by the Compensation Committee of the Board of Directors.

Compensation Committee
Vivian S. Lee, Chairperson
Jerry C. Atkin
J. David Heaney
Roger B. Porter

COMPENSATION TABLES

2017 SUMMARY COMPENSATION TABLE
The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.
In the “Salary” column, we disclose the amount of base salary paid to the NEO during the fiscal year. As described in the footnotes below, salary in 2017 is denominated in cash only. In the “Bonus” column, we detail the amount of the annual cash incentive or other bonuses paid to each NEO for 2017. In the “Stock Awards” and “Option Awards” columns, SEC regulations require us to disclose the grant date fair market value of equity awards made during the fiscal year. For restricted stock units and performance stock units, the grant date fair market value per share is equal to the closing price of our common shares on the date of grant. For stock options, the grant date fair value per share is based on certain assumptions that we explain in Note 16 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2017. Please also refer to the table in this Proxy Statement with the title “2017 Grants of Plan-Based Awards.”
We made grants of stock options, restricted stock and restricted stock units to NEOs in 2017. Vesting of these stock awards is conditioned on the participant’s continued employment with us. The restricted stock and restricted stock units vest 25% per year over four years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control. The stock options have up to a seven-year term and vest 33% per year over three years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control.
In the “Nonequity Incentive Plan Compensation” column, we disclose the dollar value of all compensation for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (e.g., our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multi-year period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multi-year performance period for which the award was earned, even though such payment may be made after the end of such fiscal year.
In the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column, we disclose the sum of the dollar value of (i) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2017; and (ii) any above-market or preferential earnings on nonqualified deferred compensation.
In the “All Other Compensation” column, we disclose the sum of the dollar value of the following:

•	Perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000

•	Amounts we paid or that became due related to termination, severance, or change in control, if any

•	Our contributions to vested and unvested defined contribution plans

•	Any life insurance premiums we paid during the year for the benefit of an NEO

SEC rules require us to report perquisites at the aggregate incremental cost to the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Nonequity Incentive Plan Compen-sation ($) (11)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)(5)	All Other Compensation ($)		Total ($)
Harris H. Simmons Chairman and Chief Executive Officer Zions Bancorporation	2017	960,000	940,800	768,003	191,995	352,907	130,423	26,475	(6)	3,370,603
	2016	940,000	500,000	751,989	187,997	363,935	38,170	24,913	(6)	2,807,004
	2015	940,000	420,000	548,507	210,573	253,651	25,791	37,216	(6)	2,435,738

Paul E. Burdiss Chief Financial Officer Zions Bancorporation	2017	561,000	460,000	485,194	121,306	186,667	—	13,352	(7)	1,827,519
	2016	550,000	412,500	411,992	103,075	—	—	88,890	(7)	1,566,457
	2015	380,769	385,000	1,040,513	—	—	—	170,549	(7)	1,976,830

Scott J. McLean President and Chief Operating Officer, Zions Bancorporation	2017	656,000(2)	525,000	488,001	121,997	226,667	—	26,158	(8)	2,043,823
	2016	644,000(2)	450,000	414,804	103,777	191,250	—	31,478	(8)	1,835,309
	2015	644,000(2)	400,000	393,569	144,789	159,375	—	50,959	(8)	1,792,692

Edward P. Schreiber Chief Risk Officer Zions Bancorporation	2017	528,000	410,000	402,420	100,604	149,333	—	16,281	(9)	1,606,638
	2016	518,000	388,500	352,234	88,056	154,000	—	10,331	(9)	1,511,121
	2015	518,000	375,000	384,225	72,456	107,333	—	15,638	(9)	1,472,652

A. Scott Anderson President and Chief Executive Officer of ZB, N.A. – Zions Bank.	2017	559,000	405,000	287,838	71,965	211,790	12,996	21,410	(10)	1,569,999
	2016	548,000	375,000	263,047	65,807	217,756	24,710	20,042	(10)	1,514,362
	2015	569,077(12)	340,000	264,982	110,586	173,012	11,782	29,116	(10)	1,498,555

[1]	The table reflects the position held by each NEO as of December 31, 2017.

[2]
Mr. McLean’s 2015, 2016, and 2017 salary includes a housing allowance that became effective upon his promotion to President of Zions Bancorporation. This housing allowance reflects the time worked in Salt Lake City, Utah for this role as well as the time worked in Houston, Texas to retain a key leadership role with the Amegy Bank in Texas. The housing allowance is more cost effective for the Company compared to the alternative of securing corporate housing or utilizing hotels.

[3]
Grant values of restricted stock, restricted stock units and performance stock units are displayed for grants made during the fiscal year. The grant date value per share is equal to the closing price of our common stock on the grant date.

[4]	The net change in the accumulated present value of pension benefits for each NEO during 2017 was as follows: for Mr. Simmons, $130,423, and for Mr. Anderson, $12,996.

[5]
Amounts deferred by participants in the Deferred Compensation Plan are invested by the Company in various investment vehicles at the direction of the participant. The Company does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Company. No above market or preferential earnings were credited on deferred compensation accounts in 2017.

[6]
All other compensation for Mr. Simmons consists of the following: (i) in 2017, $12,988 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and a $13,487 contribution to the non-qualified Excess Benefit Plan; (ii) in 2016, $13,662 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $11,251 contribution to the non-qualified Excess Benefit Plan; (iii) in 2015, $16,781 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $20,333 contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus.

[7]
All other compensation for Mr. Burdiss consists of the following: (i) in 2017, $13,352 for matching contributions to the Company’s tax-qualified defined contribution plan; (ii) in 2016, $77,021 for relocation and $11,869 for matching contributions to the Company’s tax-qualified defined contribution plan; and (iii) in 2015, $150,000 sign-on bonus, $17,960 for relocation, $2,538 for matching contributions to the Company’s tax-qualified defined contribution plan and $51 for a Christmas bonus.

[8]
All other compensation for Mr. McLean consists of the following: (i) for 2017, $12,546 in matching, true-up, and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $7,762 in imputed income for club dues and $5,850 in annual car allowance; (ii) for 2016, $14,046 in matching, true-up, and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $11,582 in imputed income for club dues and $5,850 in annual car allowance; (iii) for 2015, $15,004 in matching, true-up, and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $17,163 in imputed income for club dues, $11,012 for relocation expenses, $5,850 in annual car allowance, $1,828 in imputed income for bank owned life insurance and $102 for a Christmas bonus.

[9]
All other compensation for Mr. Schreiber consists of the following: (i) for 2017, $16,281 in matching, true-up, and profit sharing contributions to the Company’s tax-qualified defined contribution plan; (ii) for 2016, $10,331 in matching, true-up, and profit sharing contributions to the Company’s tax-qualified defined contribution plan; (iii) for 2015, $15,536 in matching, true-up, and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $102 for a Christmas bonus.

[10]
All other compensation for Mr. Anderson consists of the following: (i) in 2017, $13,450 in matching and profit sharing contributions to the company’s tax-qualified defined contribution plan and $7,960 contribution to the non-qualified Excess Benefit Plan; (ii) in 2016, $13,250 in matching and profit sharing contributions to the company’s tax-qualified defined contribution plan and $6,792 contribution to the non-qualified Excess Benefit Plan; (iii) in 2015, $15,800 in matching and profit sharing contributions to the company’s tax-qualified defined contribution plan, $13,214 contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus.

[11]
Value Sharing Plan amounts under the 2015-17 Plans were considered earned as of December 31, 2017 and are reflected in the Nonequity Incentive Plan Compensation column. More information about the determination of these payments is disclosed in the Compensation Discussion & Analysis under the “Compensation Decisions for Named Executive Officers” section.

2017 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant to an NEO in the most recently completed fiscal year of restricted stock, restricted stock units, performance stock units, stock options, performance options, and Value Sharing Plan units. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)
Harris H. Simmons	Rest. Stock Units (1)	3/24/2017	—	—	—	—	18,773	—	—	768,003
	Options (2)	3/24/2017	—	—	—	—	—	19,238	40.91	191,995
	Value Sharing Plan (3)	—	1,440,000	—	1,440,000	1,728,000	—	—	—	—

Paul E. Burdiss	Rest. Stock Units (1)	2/24/2017	—	—	—	—	10,891	—	—	485,194
	Options (2)	2/24/2017	—	—	—	—	—	10,530	44.55	121,306
	Value Sharing Plan (3)	—	687,500	—	687,500	825,000	—	—	—	—

Scott J. McLean	Rest. Stock Units (1)	2/24/2017	—	—	—	—	10,954	—	—	488,001
	Options (2)	2/24/2017	—	—	—	—	—	10,590	44.55	121,997
	Value Sharing Plan (3)	—	777,500	—	777,500	933,000	—	—	—	—

Edward P. Schreiber	Rest. Stock Units (1)	2/24/2017	—	—	—	—	9,033	—	—	402,420
	Options (2)	2/24/2017	—	—	—	—	—	8,733	44.55	100,604
	Value Sharing Plan (3)	—	518,000	—	518,000	621,600	—	—	—	—

A. Scott Anderson	Rest. Stock Units (1)	2/24/2017	—	—	—	—	6,461	—	—	287,838
	Options (2)	2/24/2017	—	—	—	—	—	6,247	44.55	71,965
	Value Sharing Plan (3)	—	548,000	—	548,000	657,600	—	—	—	—

[1]
Restricted stock units and restricted stock awards were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The restricted stock has provisions consistent with our typical structure, 25% vesting each year over four years with potential accelerated vesting upon a death, disability, or constructive termination following a change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company, the restricted stock continues to vest according to the original vesting schedule. All unvested restricted stock is forfeited upon a termination of employment for any other reason. During the vesting period, restricted stock units do not provide voting rights, but do have dividend equivalent rights. An additional two year post-vest hold provision applies to the restricted stock and restricted stock units awarded to Messrs. Simmons and McLean. This provision prohibits Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

[2]
Stock options were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The stock options have an exercise price equal to the fair market value on the date of the grant and vest 33% each year until fully vested on the third anniversary, with potential accelerated vesting in the instance of death, disability or a constructive termination following a change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company, the options continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason.

[3]
Units were granted under the 2017–2019 Value Sharing Plans. Messrs. Simmons, Burdiss, McLean, and Schreiber participate in the Bancorporation VSP, while Mr. Anderson has half of his VSP units in the Bancorporation Plan and half in the VSP of Zions Bank. Performance under these plans is based on an assessment of achievement by the Committee of various financial goals compared to predetermined thresholds over the time period from January 1, 2017 to December 31, 2017. Value continues to be subject to a risk based forfeiture clause and other possible reductions until the deferral period concludes on December 31, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2017
The following table provides information concerning outstanding options, restricted shares, restricted stock units, and performance stock units as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For option awards, the table discloses the exercise price and the expiration date. For restricted stock, restricted stock units and performance stock units, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.
We computed the market value of the stock awards by multiplying the closing market price of our common stock at the end of the most recent fiscal year by the number of shares or units.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Harris H. Simmons	32,191	—	30.10	6/9/2021	2,077	105,574	4,555	231,531
	22,742	11,371	29.02	5/21/2022	9,450(4)	480,344	—	—
	10,006	20,014	25.21	3/17/2023	22,371(4)	1,137,118	—	—
	—	19,238	40.91	3/23/2024	18,773(4)	954,232	—	—
	64,939	50,623			52,671	2,677,268	4,555	231,531

Paul E. Burdiss	6,653	13,308	20.99	2/11/2023	9,312	473,329	—	—
	—	10,530	44.55	2/23/2024	14,721	748,268	—	—
					10,891	553,590	—	—
	6,653	23,838			34,924	1,775,187	—	—

Scott J. McLean	14,502	—	27.49	5/23/2020	2,798	142,222	—	—
	15,578	—	28.59	5/29/2021	582	29,583	—	—
	15,637	7,819	29.02	5/21/2022	6,780(4)	344,627	—	—
	6,699	13,398	20.99	2/11/2023	14,821(4)	753,351	—	—
	—	10,590	44.55	2/23/2024	10,954(4)	556,792	—	—
	52,416	31,807			35,935	1,826,575	—	—

Edward P. Schreiber	8,202	—	24.78	3/31/2020	3,323	168,908	—	—
	9,482	—	28.59	5/29/2021	997	50,678	—	—
	7,825	3,913	29.02	5/21/2022	6,620	336,495	—	—
	4,687	9,374	25.21	3/17/2023	10,479	532,648	—	—
	—	8,733	44.55	2/23/2024	9,033	459,147	—	—
	30,196	22,020			30,452	1,547,876	—	—

A. Scott Anderson	14,929	—	27.49	5/23/2020	2,273	115,537	—	—
	14,359	—	28.59	5/29/2021	582	29,583	—	—
	11,943	5,972	29.02	5/21/2022	4,565	232,039	—	—
	4,248	8,496	20.99	2/11/2023	9,399	477,751	—	—
	—	6,247	44.55	5/23/2024	6,461	328,413	—	—
	45,479	20,715			23,280	1,183,323	—	—

[1]	All outstanding stock options vest 33% each year and have a seven year term.

[2]	Based on closing market price on December 29, 2017, of $50.83 per share.

[3]
Mr. Simmons was granted performance stock units in 2014. The performance conditions required that these grants would not be eligible to vest on the four-year ratable vesting schedule unless the Company successfully made substantial progress in meeting certain targets with respect to regulatory issues, stress testing and capital planning as determined by the Committee in its sole discretion. The amounts displayed in this table reflect the grants remaining after the performance determination by the Committee. Of the original performance stock units, 100% were deemed earned and are being distributed in 25% increments on the grant anniversary dates.

[4]
An additional two year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean in 2015, 2016 and 2017. This provision prohibits Messrs. Simmons and McLean from trading these shares for an additional two-year period following each vesting event.

OPTION EXERCISES AND STOCK VESTED IN 2017
The following table provides information concerning exercises of options and vesting of restricted stock during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares that have vested, and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons	—	—	30,437	1,292,034
Paul E. Burdiss	—	—	18,178	749,927
Scott J. McLean	—	—	18,880	795,197
Edward P. Schreiber	—	—	14,957	619,393
A. Scott Anderson	—	—	15,549	661,346

[1]	We computed the aggregate dollar amount realized upon vesting, according to the vesting schedule, by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2017 PENSION BENEFITS TABLE
The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).
Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2017. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name(1)	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	682,158	—
	Excess Benefit Plan	21.46	405,680	—
	Supplemental Retirement Plan	N/A	163,963	—

A. Scott Anderson	Cash Balance Pension Plan	22.50	453,804	—
	Excess Benefit Plan	22.50	411,425	—
	Supplemental Retirement Plan	N/A	169,469	—

[1]	Messrs. Burdiss, McLean, and Schreiber are not eligible to participate in the Company’s defined benefit retirement programs.

[2]
The Zions Bancorporation Pension Plan and the cash balance restoration benefit within the Excess Benefit Plan were frozen on December 31, 2002, except for certain grandfathered individuals who met the age and service requirements established to continue receiving service credits. As of that date, Mr. Simmons did not meet the age requirement, but Mr. Anderson did meet the requirements. Subsequently, on June 30, 2013, the Zions Bancorporation Pension Plan was frozen resulting in the cash balance restoration benefit within the Excess Benefit Plan being frozen for all plan participants. The service credits displayed in the table will remain constant in future years. Any future present value changes will only result from interest crediting.

Information regarding the Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2017 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.
The “Executive Contributions in Last FY” column indicates the aggregate amount contributed to such plans by each NEO during 2017.
The “Registrant Contributions in Last FY” column indicates our aggregate contributions on behalf of each NEO during 2017. Generally, these amounts reflect restoration benefits provided under the Company’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.
The “Aggregate Earnings in Last FY” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2017, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.
The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.
The “Aggregate Balance at Last FYE” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2017.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harris H. Simmons	—	13,487	74,404	—	462,559
Paul E. Burdiss	—	—	—	—	—
Scott J. McLean	—	—	—	—	—
Edward P. Schreiber	—	—	—	—	—
A. Scott Anderson	—	7,960	137,530	—	845,062

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes the estimated payments to be made under each contract, agreement, plan, or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability, or a constructive termination of an NEO, or change in control of the Company or a change in the NEO’s responsibilities.
For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $50.83.

SEVERANCE
Our NEOs do not have employment agreements which guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Company’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a CIC agreement.
Under Zions Bancorporation’s severance guidelines, which applies to all regular employees, the NEOs could receive the maximum severance of 52 weeks base salary. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances which may include, but are not limited to, a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is typically paid in biweekly installments but the Company reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive. Refer to the section, “Change in Control Agreements” for a description of the benefits the Company is obligated to pay the NEOs in the event of their termination of employment after a change in control by Zions Bancorporation involuntarily “without cause” or by the executive for “good reason.”
ACCELERATED VESTING OF LONG-TERM INCENTIVES
Presently, we have long-term incentive plan arrangements in place with our NEOs through Value Sharing Plans and equity awards. Please also refer to the discussion of long-term incentives above under the heading “Compensation Discussion and Analysis.”
VALUE SHARING PLANS
NEO’s received Value Sharing Plan units in 2015, 2016 and 2017. These plans provide for a pro-rata payment at the completion of the three-year award period, if value is earned, in the event of a termination of employment due to death, disability, or retirement. The plans provide for the payment to be made upon completion of the award period. However, upon a change in control of the Company, the pro-rata payment is to be made based on plan value determined at the higher of target or performance as of the end of the quarter prior to the change in control.
EQUITY AWARDS
The Company has granted equity awards, consisting of stock options, restricted stock and restricted stock units, to executives, including the NEOs, in recent years. The provisions of equity awards vest and become exercisable upon the death or disability of the holder. Equity awards vest and become exercisable after a change in control if the executive is terminated by the Company other than for cause or by the executive for good reason. In addition, the provisions of equity awards provide that, upon the executive’s retirement at age 60 or older with five or more years of service with the Company, any unvested equity awards will continue to vest and become exercisable according to the original vesting schedule, subject to certain non-compete, non-disparagement and confidentiality conditions. Unvested equity awards are forfeited by the executive upon termination in circumstances not described above. Please refer to the section “Compensation Discussion and Analysis” for more information about our equity awards.
RETIREMENT PLANS
All of our NEOs are fully vested in their retirement benefits except for Messrs. Burdiss and Schreiber who have unvested balances in the Payshelter 401(k) and Employee Stock Purchase Plan related to profit sharing contributions. These profit sharing contributions vest over five years. Retirement benefits are not enhanced based on circumstances regarding termination. However, upon a change in control, any unvested balance(s) would fully vest and these amounts are reflected in the table below. We report additional information regarding our retirement plans above under the headings “Compensation Discussion and Analysis” and “2017 Pension Benefits Table,” and in the “2016 Nonqualified Deferred Compensation Table.”

MISCELLANEOUS BENEFITS
Under the Company’s change in control agreements, which are described above under the heading “Compensation Discussion and Analysis,” the Company is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change in control agreements for 36 months. The conditions of the Company’s obligations under the change in control arrangements are discussed elsewhere in this Proxy Statement.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)
Harris H. Simmons
Severance	—	—	—	960,000(1)	5,578,600(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—(6)	—	—	862,066(7)
Retirement Plans	—	—	—	—	32,400(4)
Other Benefits	—	—	—	—	29,556(5)

Paul E. Burdiss
Severance	—	—	—	561,000(1)	845,848(2)(3)
Accelerated Vesting of Long-Term Incentives	—	2,238,426(6)	—	—	2,686,620(7)
Retirement Plans	—	—	—	—	34,790(4)
Other Benefits	—	—	—	—	29,556(5)

Scott J. McLean
Severance	—	—	—	661,850(1)	3,673,268(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—(6)	—	—	547,700(7)
Retirement Plans	—	—	—	—	32,400(4)
Other Benefits	—	—	—	—	22,896(5)

Edward P. Schreiber
Severance	—	—	—	528,000(1)	935,499(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,928,223(6)	—	—	2,291,103(7)
Retirement Plans	—	—	—	—	39,954(4)
Other Benefits	—	—	—	—	29,556(5)

A. Scott Anderson
Severance	—	—	—	559,000(1)	2,934,750(2)(3)
Accelerated Vesting of Long-Term Incentives	—	—(6)	—	—	441,981(7)
Retirement Plans	—	—	—	—	32,400(4)
Other Benefits	—	—	—	—	20,124(5)

[1]
Zions Bancorporation maintains severance guidelines for executive officers that generally provide four weeks salary for each $20,000 in base salary (rounded to the nearest thousand) or two weeks pay for every year of completed service up to ten years and an additional week of pay for every year over ten years of service, whichever is greater up to a maximum of 52 weeks. A severance payment for a NEO, if any, is not enhanced over what any other employee would be due as a result of the termination occurrence.

[2]
Under the Company’s change in control agreements, upon a change in control and termination by the Company other than for cause or by the executive for good reason (i.e., a “double trigger”), severance for the NEO would consist of three times the sum of the individual’s salary at the time of the change in control plus the greater of: (i) the average annual bonus paid to the executive for the three years preceding the change in control or (ii) the individual’s current target bonus.

[3]
The Company’s change in control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the annual cash incentive. Accordingly, this figure reflects only the amount necessary (in addition to accelerated vesting of long term incentives, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control. The reported value of severance has been reduced for Messrs. Burdiss and Schreiber in order to avoid the imposition of excise taxes.

[4]
Under the Company’s change in control arrangements, each NEO would be entitled to receive an amount equal to the matching contribution the Company would have contributed under the Company’s 401(k) plan had they remained employed for three years and had the executive made the maximum elected deferral contribution. The Company’s change in control agreements also provide for accelerated vesting of any unvested 401(k) plan balances. Messrs. Burdiss and Schreiber had unvested 401(k) balances as of December 31, 2017. The reported amounts reflect the maximum employer contribution of 4% applied to the compensation limit ($270,000) imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code and the acceleration of Messrs. Burdiss’ and Schreiber’s unvested balances.

[5]
Under the Company’s change in control agreements, each of the NEOs would be entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Company. This figure represents the aggregate cost of fulfilling that obligation.

[6]
The equity awards contain a provision that would accelerate vesting in the instance of death or disability. Messrs. Burdiss and Schreiber would receive an incremental benefit from this provision. These figures represent the potential value of this acceleration as of December 31, 2017. Messrs. Simmons, McLean and Anderson would not receive an incremental benefit from the death or disability provision, because they have already met the retirement eligibility provision of these grants based on their age and service as of December 31, 2017.

[7]
The Company’s change in control arrangements, Value Sharing Plan provisions, and equity award terms would give the NEOs certain benefits under change in control circumstances that they would not otherwise receive. The figures in the table represent the incremental increase in value of long-term incentives resulting from an assumed change in control as of December 31, 2017. For Value Sharing Plans, the incremental value results in instances where the target value of plan units exceeds the estimated value as of December 31, 2017. For equity awards that are held by NEOs who were not age 60 or did not have five years service as of December 31, 2017, the incremental value is based on, in the case of stock options, the difference between the price of our common stock on December 31, 2017 and the exercise price of the unvested option or, in the case of restricted stock or restricted stock units, the price of our common stock on December 31, 2017. For equity awards held by executives who had attained age 60 and five years of service as of December 31, 2017, no incremental value is reflected, because the value of the award will be fully recognized regardless of whether a change in control occurs.

RECONCILIATION OF NON-GAAP PERFORMANCE METRICS
For Net Earnings Applicable to Common Shareholders, Pre-Provision Net Revenue and the Efficiency Ratio, the identified adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are included where applicable in financial results or in the balance sheet presented in accordance with GAAP. We consider these adjustments to be relevant to ongoing operating results and financial position.
We believe that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period and company-to-company comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or the financial position of the Company and in predicting future performance. These non-GAAP financial measures are used by management to assess the performance of the Company’s business or its financial position for evaluating bank reporting segment performance, for presentations of the Company’s performance to investors, and for other reasons as may be requested by investors and analysts. We further believe that presenting these non-GAAP financial measures will permit investors and analysts to assess our performance on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following table presents a reconciliation of net earnings applicable to common shareholders (GAAP) to the same performance measure on a non-GAAP basis after adjusting for the items specified.

Net Earnings Applicable to Common Shareholders (GAAP)
$ In millions except per share amounts		2017	2016
(a)	Net earnings applicable to common shareholders (GAAP)	550	411
(b)	Diluted Shares (in thousands)	209,653	204
	EPS (GAAP)	2.60	1.99

	PLUS Adjustments: (1)
	Adjustments to noninterest expense	9	6
	Adjustments to revenue	(12)	(9)
	Tax effect for adjustments	1	1
	Preferred stock redemption	2	10
(c)	Total adjustments	—	8

(a+c)=(d)	Adjusted net earnings applicable to common (non-GAAP)	550	419
(d)/(b)	Adjusted EPS (non-GAAP)(1)	2.60	2.05

[1]	See Details of Adjustments on the following page.

The following table provides a reconciliation of noninterest expense (GAAP), taxable-equivalent net interest income (GAAP) and noninterest income (GAAP) to the efficiency ratio (non-GAAP) and pre-provision net revenue (non-GAAP).

Efficiency Ratio and Pre-tax, Pre-provision Net Revenue
$ In millions except per share amounts		2017	2016
Pre-Provision Net Revenue (PPNR)
(a)	Total noninterest expense (GAAP)	1,649	1,585
	LESS adjustments:
	Severance costs	7	5
	Other real estate expense	(1)	(2)
	Provision for unfunded lending commitments	(7)	(10)
	Debt extinguishment cost	—	—
	Amortization of core deposit and other intangibles	6	8
	Restructuring costs	4	5
(b)	Total adjustments	9	6

(a-b)=(c)	Adjusted noninterest expense (non-GAAP)	1,640	1,579

(d)	Net interest income (GAAP)	2,065	1,867
(e)	Fully taxable-equivalent adjustments	35	25
(d+e)=(f)	Taxable-equivalent net interest income	2,100	1,892
(g)	Noninterest Income (GAAP)	544	516
(f+g)=(h)	Combined Revenue	2,644	2,408

	LESS adjustments:
	Fair value and nonhedge derivative income (loss)	(2)	2
	Impairment losses on investment securities, net	—	—
	Securities gains (losses), net	14	7
(i)	Total adjustments	12	9

(h-i)=(j)	Adjusted revenue	2,632	2,399
(h-a)	Pre-Provision net revenue (GAAP)	995	823
(j-c)	Adjusted Pre-Provision Net Revenue (non-GAAP)	992	820

(c)/(j)	Efficiency Ratio (non-GAAP)	62.3%	65.8%

The following table presents a reconciliation of Pre-tax Pre-Provision Net Income, Noninterest Income and Total Direct Expense to the same performance measures on a non-GAAP basis after adjusting for the items specified. The adjusted measures are utilized in the Value Sharing Plans.

$ In thousands except per share amounts		CONSOLIDATED ZB
		2015	2016	2017

Net interest income (GAAP)	(a)	1,715,260	1,867,350	2,065,018
FDIC-Supported transactions	(b)	31,420	18,615	—
Adjusted net interest income (non-GAAP)	(a-b) = c	1,683,840	1,848,733	2,065,018

Noninterest income (GAAP)	(d)	357,241	515,609	543,615
Adjustments:
Reclass credit and corporate credit card programs expense	(e)	(19,879)	—	—
Fully taxable equivalent adjustments	(f)	—	—	(35,508)
FDIC-Supported transactions	(g)	607	828	—
Fair value and nonhedge derivative income (loss)	(h)	(111)	2,206	(936)
Equity securities gains, net	(i)	11,875	7,168	13,420
Fixed income securities losses, net	(j)	(138,735)	102	120
Total adjustments	(e+f+g+h+i+j) = (k)	(146,243)	10,304	(22,904)
Adjusted noninterest income (non-GAAP)	(d-k) = (l)	503,484	505,305	566,519

Adjusted revenue (non-GAAP)	(c+l) = (m)	2,187,324	2,354,038	2,631,537

Noninterest expense (GAAP)	(n)	1,580,607	1,585,274	1,649,017
Other real estate owned expenses	(o)	—	—	(1,421)
Reclass credit and corporate credit card program expense	(p)	(19,879)	—	—
FDIC-supported transactions	(q)	9,228	5,774	—
Severance costs	(r)	11,005	4,649	7,096
Restructuring costs	(s)	3,852	4,682	3,975
Provision for unfunded lending commitments	(t)	(6,238)	(9,927)	(6,992)
Amortization of core deposit and other intangibles	(u)	9,247	7,853	6,404
Other adjustments (Charitable Contrib., Hurricane Harvey)	(v)	—	—	14,900
Debt extinguishment cost	(w)	2,530	353	—
Total adjustments	(n+o+p+q+r+s+t+u+v+w) = (x)	9,745	13,384	23,962
Adjusted noninterest expense (non-GAAP)	(n-x) = (y)	1,570,862	1,571,890	1,625,055

Amortization of core deposit and other intangibles	(u) = (z)	9,247	7,853	—

Adjusted noninterest expense plus CDI amortization (non-GAAP)	(y+z) = (a1)	1,580,109	1,579,743	1,625,055

Adjusted pre-tax pre-provision net income (non-GAAP)	(m-a1) = (a2)	607,215	774,295	1,006,482

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORDINARY COURSE LOANS
Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families, were during 2017 and continue to be customers of and had banking transactions, including loans, with the Company’s bank subsidiary in the ordinary course of business. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unrelated to us.
These ordinary course transactions include extensions of credit to directors, executive officers and companies considered to be controlled by directors or officers that are subject to Regulation O of the Board of Governors of the Federal Reserve System, which governs a bank’s loans to insiders (“Reg O”). Such loans must meet certain standards and must be reported to or, in certain cases, approved by the board of directors of the bank making the extension of credit. At March 31, 2018, the Company had outstanding approximately $2.4 million in lending commitments with approximately $1.8 million in outstanding balances subject to Reg O. None of these loans involve more than the normal risk of collection or present other unfavorable features.

RELATED PARTY TRANSACTIONS POLICY
The Company’s Related Party Transactions Policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Company and any executive officer or director, as well as 5% or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. The Related Party Transactions Policy provides that in determining whether to approve or ratify any related party transaction, the Nominating and Corporate Governance Committee will consider, among other things, the following factors: (i) whether the terms of the transaction are fair to the Company and on the same basis as would apply if it did not involve a related party, (ii) whether the Company has business reasons for entering into the transaction, (iii) whether the transaction would impair the independence of an outside director and (iv) whether the transaction would present an improper conflict of interest for any director or executive officer of the Company. The only transactions occurring since January 1, 2017 for which disclosure is required under Item 404(a) are described above under “Ordinary Course Loans.”

COMPENSATION OF DIRECTORS
Our Board of Directors establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.

CASH COMPENSATION
In 2017, each of our outside directors received a $47,500 annual retainer and $1,500 for each regular, special or committee meeting that they attended. The Lead Director serving as chair of the Executive Committee receives an additional $25,000 annual retainer. The chairmen of the Risk Oversight and Audit Committees receive an additional $15,000 annual retainer and members of the Risk Oversight and Audit Committee, including the chairs, receive an additional $3,000 annual retainer. The chair of each of the other standing committees receives an additional $10,000 annual retainer. The Risk Oversight Committee has given one of its members a special technology assignment for which he received an additional $7,500 retainer. The retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

DIRECTOR STOCK PROGRAM
Nonemployee directors were granted either restricted stock or restricted stock units in 2017. The number of restricted stock or units was determined by dividing $91,500 by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest share.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.
In 2017, Mr. Heaney served as a member of the advisory board of Amegy Bank, a division of the Company’s subsidiary ZB, N.A. His 2017 advisory board compensation is reported in the table below in the “All Other Compensation” column.

2017 DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	92,417	91,508	—	—	—	183,925
Gary L. Crittenden	90,833	91,508	—	—	—	183,342
Patricia Frobes(5)	44,667	—	—	—	—	44,667
Suren K. Gupta	86,500	91,508	—	—	—	178,008
J. David Heaney	97,917	91,508	—	—	15,004	204,429
Vivian S. Lee	71,083	91,508	—	—	—	162,592
Edward F. Murphy	115,000	91,508	—	—	—	206,508
Roger B. Porter	76,000	91,508	—	—	—	167,508
Stephen D. Quinn	119,208	91,508	—	—	—	210,717
Shelley Thomas Williams(5)	7,208	—	—	—	—	7,208
Barbara A. Yastine(3, 5)	56,875	98,632	—	—	—	155,507

[1]
Harris H. Simmons, the Company’s Chairman and CEO, is not included in this table because he is an employee of the Company and thus receives no compensation as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 53.

[2]	Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.

[3]
Grants of 2,282 shares of restricted stock were made to each director effective June 2, 2017, under the 2015 Omnibus Incentive Plan, which vested immediately on the date of grant. The fair market value on the date of grant was $40.10 per share. In addition, Ms. Yastine received a prorated grant following her election to the Board. She received 173 shares with a fair market value of $41.18 per share as of the date of grant.

[4]	The directors’ stock option awards outstanding as of December 31, 2017 are set forth in the table below and are also included in the “Common Shares Beneficially Owned” column of the table on page 69.

[5]	Ms. Yastine was elected to the Board on April 10, 2017. The following directors retired from the Board: Ms. Williams on January 31, 2017, and Ms. Frobes on June 2, 2017.

Name	Restricted Stock Awards Outstanding	Stock Options Outstanding	Stock Options Expired in 2017
Jerry C. Atkin	—	7,800	4,000
Gary L. Crittenden	—	—	—
Patricia Frobes	—	—	4,000
Suren K. Gupta	—	—	—
J. David Heaney	—	10,308	4,000
Vivian S. Lee	—	—	—
Edward F. Murphy	—	—	—
Roger B. Porter	—	7,800	4,000
Stephen D. Quinn	—	7,800	4,000
Shelley Thomas Williams	—	—	4,000
Barbara A. Yastine	—	—	—

PRINCIPAL HOLDERS OF VOTING SECURITIES
Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Company to be deemed to be beneficial owners of 5% or more of the common stock of the Company as of March 31, 2018.

		Common Stock
Name and Address	Type of Ownership	No. of Shares	% of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Beneficial	22,208,193	11.27%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Beneficial	13,455,558	6.83%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	Beneficial	12,891,044	6.54%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Beneficial	12,334,547	6.26%

The following table shows the beneficial ownership, as of March 31, 2018, of the Company’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of March 31, 2018.

			Perpetual Preferred Series*
Directors and Officers	Common Shares Beneficially Owned	% of Class	A(1)	G(1)	H(1)	J
A. Scott Anderson	151,663	*
Jerry C. Atkin	86,509	*			24,000
Paul Burdiss	41,628	*
Gary Crittenden	4,645	*			16,230
Suren Gupta	8,256	*
J. David Heaney	70,978	*
Vivian S. Lee	8,103	*
Scott McLean	232,715	*
Edward Murphy	13,687	*
Roger B. Porter	78,168	*				2,500
Stephen D. Quinn	172,032	*		200,000
Edward Schreiber	63,306	*
Harris H. Simmons	1,508,942	*				412
Barbara Yastine	2,455	*

All directors and officers as a group (30 persons)(2)	3,152,764	1.6%	1,984	200,000	40,230	2,912

*
Less than one percent. Each of the directors, NEOs, and all directors and officers as a group, owns less than 1% of each class of the outstanding preferred shares except as follows: Mr. Quinn holds approximately 3.6% of the total outstanding Preferred Series G shares, while all directors and officers as a group own approximately 3.6% of the total outstanding Preferred Series G shares.

[1]	Number of depositary shares, each representing one-fortieth of one preferred share. Except under limited circumstances, the preferred shares are non-voting.

[2]
As of December 31, 2017, of the total shares owned by Harris H. Simmons, 377,415 common shares were held in brokerage accounts, which may from time to time, together with other securities held in these accounts, have served as collateral for margin loans made from such accounts. Of the total shares held by all directors and officers as a group, 409,969 common shares similarly served as collateral and may have been subject to pledge. Less than one-half of one percent of the total outstanding common shares of the Company were subject to pledge by our directors and officers as a group as of December 31, 2017.

PROPOSALS

Proposal 1: NOMINATION AND ELECTION OF DIRECTORS
The following 10 persons are nominated for election as directors for a one year term:
Jerry C. Atkin
Gary L. Crittenden
Suren K. Gupta
J. David Heaney
Vivian S. Lee
Edward F. Murphy
Roger B. Porter
Stephen D. Quinn
Harris H. Simmons
Barbara A. Yastine

Biographical information for each of the nominees is set out in the section entitled “Director Nominees” on page 5 of this Proxy Statement. Until their successors are elected and qualified, the nominees will constitute our entire elected Board of Directors.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees for director listed above.
We will vote the proxies that we receive “FOR” the election of the nominees for director named above unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board of Directors to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has reappointed the firm of Ernst & Young LLP (EY) as the independent registered public accounting firm to audit the financial statements of the Company for the year ending December 31, 2018. A resolution will be presented at the meeting to ratify the Audit Committee’s appointment of EY.
EY or its predecessors have audited the Company’s financial statements each year since 2000. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements that limit the number of years an individual partner may provide audit services to the Company. The Audit Committee was directly involved in the selection of the current lead audit partner for the Company, who was designated commencing with the Company’s 2015 audit.
Services provided to the Company and its subsidiaries by EY in fiscal 2017 are described under “Fees paid to EY” below.
For the reasons described in the Report of the Audit Committee included following this proposal at page 71, the members of the Audit Committee and the Board believe that continued retention of EY as the Company’s independent external auditor is in the best interests of the Company and its shareholders.

Representatives from EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018.
The affirmative vote of a majority of votes validly cast for or against the proposal will be required for adoption of the ratification of the appointment of our independent registered public accounting firm.
Fees Paid to EY. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of EY. Aggregate fees for professional services rendered by EY for the Company with respect to the years ended December 31, 2017 and 2016, were:

($ approximate)	2017	2016
Audit	$4,003,528	$4,130,000
Audit-Related	556,150	309,000
Tax	173,895	60,000
All other	4,000	84,000
Total	$4,737,573	$4,583,000
Audit Fees. Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such services include comfort letters and consents related to registration statements.
Audit-Related Fees. Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions, and certain agreed-upon procedures and compliance engagements.
Tax Fees. Tax fees include trust tax compliance, planning, and advisory services. The aggregate tax fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2017 and 2016 totaled approximately $173,895 and $60,000, respectively.
All Other Fees. All other fees billed by EY include general consulting fees and other miscellaneous fees.
Pre-Approval Policies and Procedures. The Audit Committee has adopted a policy that requires its pre-approval of all services performed by the independent registered public accounting firm, including non-audit services. In determining whether to pre-approve the provision by EY of a permissible non-audit service, the Audit Committee considers whether the provision of the service by EY could impair the independence of EY with respect to the Company. As part of this process, the Audit Committee considers the facts and circumstances of the proposed engagement, including whether EY can provide the service more effectively and efficiently than other firms because of its familiarity with the Company’s operations. The Audit Committee also considers the proposed engagement in light of any other non-audit services that EY provides to the Company and the fees paid to EY for such services. The Audit Committee requires competitive bidding for non-audit services where it is warranted by the facts and circumstances of the proposed engagement. There were no EY services or fees in 2017 or 2016 that were not approved in advance by the Audit Committee.
Report of the Audit Committee
The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Zions Bancorporation. During 2017, the Audit Committee met 12 times, and held one additional joint meeting with the Risk Oversight Committee. The Audit

Committee discussed with the CEO, CFO, controller, internal auditors, and our independent registered public accounting firm, which we refer to as the external auditors, the Company’s annual and quarterly SEC reports on Forms 10-K and 10-Q including the financial statements and disclosures, prior to their public release. The Audit Committee also reviewed, where appropriate, other selected SEC filings and public disclosures regarding financial matters, such as earnings press releases, prior to their public release. In addition, the Audit Committee reviewed the allowance for credit losses and related methodology and other selected accounting determinations such as accruals for legal and other loss contingencies. The Audit Committee discussed with Company management and the external auditors changes in accounting rules or standards that could materially impact the Company’s financial statements and the implementation of those rules or standards.
In discharging its oversight responsibility, the Audit Committee periodically reviews the external auditor’s qualifications, performance and independence in connection with the determination as to whether to retain the external auditors. In conducting its review for its 2018 recommendation to retain EY as external auditors, the Audit Committee considered a number of factors, including the professional qualifications of the external auditor; the external auditor’s historical and more recent performance in connection with the Company’s audit, including a review of auditor performance surveys completed by the Audit Committee and management and the external auditors’ responses to the same; a review of fees and scope of services; results of external auditor’s peer reviews and Public Company Accounting Oversight Board (PCAOB) examinations; and an evaluation of the external auditors’ independence, including obtaining a formal written statement describing all relationships between the external auditors and the Company that might bear on such independence and discussing with the external auditors any relationships that may impact their objectivity and independence.
In addition, the Audit Committee discussed with management, the internal auditors, and the external auditors the quality and adequacy of Zions Bancorporation’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards, the PCAOB, SEC, and others, including the statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal controls over financial reporting. The Audit Committee received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee. The Audit Committee has also discussed auditor independence with the independent auditors. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations.
During 2018, the Audit Committee’s charter was reviewed and updated. In addition, the Audit Committee held regular executive sessions and private meetings with members of management, regulators of the Company, internal auditors, and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic effectiveness self-evaluations for review with the Board of Directors that include a comparison of the performance of the Audit Committee with the requirements of its charter. The Audit Committee’s charter, which describes the Committee’s roles and responsibilities, is available on the Company’s website at www.zionsbancorporation.com. See the description of the Audit Committee in this Proxy Statement under “Board Committees” and “Board Involvement in Risk Oversight” for further information about the Audit Committee’s composition and responsibilities.
As set forth in the Audit Committee charter, management of the Company is responsible for the integrity of the Company’s financial statements and reporting. Management is also responsible for maintaining an effective system of controls over appropriate accounting and financial reporting principles, policies, and internal controls that provide for compliance with accounting standards and applicable laws and regulations, policies and procedures, and ethical standards. The internal auditors are responsible for independently assessing such financial reporting principles, policies, and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly

Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2017, with management and internal and external auditors. Relying on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.
Edward F. Murphy, Chairman
Jerry C. Atkin
Gary Crittenden
Stephen D. Quinn

Proposal 3: ADVISORY (NONBINDING) VOTE REGARDING 2017 EXECUTIVE COMPENSATION (“SAY ON PAY”)
We are required under Section 14A(a)(1) of the Exchange Act to provide shareholders with the right to cast a nonbinding vote at our 2018 Annual Meeting regarding the compensation of our named executive officers, as disclosed in this Proxy Statement according to the compensation disclosure rules of the SEC.
Recommendation of the Board:
The Board unanimously recommends that shareholders approve the following resolution:
RESOLVED, that the shareholders hereby APPROVE, on a nonbinding basis, the 2017 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.
The Board’s recommendation is based on its belief that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2017.
The Company’s executive compensation program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. In fact, all of our named executive officers, on average, have over two-thirds of their annual target direct compensation dependent upon short- and long-term performance-based incentives. Further, the Company’s compensation philosophy subjects employee compensation to a clawback policy and other features designed to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that may expose the Company to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation.
In order to further align compensation practices with shareholder interests, the named executive officers are expected to hold specified amounts of Zions Bancorporation common stock under the Company’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Company. In addition, the Compensation Committee attached two-year post-vest holding restrictions on the restricted stock unit grants made to Messrs. Simmons and McLean beginning in May 2015. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from the sale, transfer, or other disposition of these shares for an additional two-year period following each vesting event.

As provided by Section 14A(c) of the Exchange Act, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon the Board. In addition, the shareholder vote may not be construed as overriding a decision by the Board, nor will it create or imply any additional fiduciary duty by the Board. Our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions in 2017, the Compensation Committee considered the shareholder ratification at our 2017 Annual Meeting of the compensation paid to our named executive officers for 2016. At our 2017 Annual Meeting of shareholders, approximately 94% of voting shareholders approved the non-binding advisory resolution regarding compensation of our named executive officers.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2017 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.
Under current SEC rules, we are required to hold an advisory vote to establish the frequency of the advisory Say on Pay vote at least once every six years. The Board has adopted an annual frequency for the Company’s advisory Say on Pay vote, based in part on the preference expressed by our shareholders in the nonbinding frequency vote held during the Annual Meeting of shareholders in 2013.
Under SEC rules, the next Say on Pay frequency vote is required to be held during the Annual Meeting of shareholders in 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on its review of such information, the Company believes that for the period from January 1, 2017 through December 31, 2017, its officers and directors were in compliance with all applicable filing requirements, except as follows: Messrs. Alexander, Anderson, Blackford, and Simmons, and Mr. Stan Savage, an Executive Vice President of the Company during 2017, each filed one late report for one reportable transaction due to oversight by the Company’s third-part deferred compensation plan administrator. Messrs. Burdiss, Hume and Young each filed one late report for one reportable transaction due to Company oversight. Ms. James filed one late report for one reportable transaction.

OTHER MATTERS

OTHER BUSINESS BEFORE THE ANNUAL MEETING
Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder, or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders, must be delivered to our secretary at least 120 days but not more than 150 days before the date of our Proxy Statement released to our shareholders in connection with the Annual Meeting for the preceding year, or no sooner than November 20, 2018 and no later than December 20, 2018 with respect to the 2019 Annual Meeting of shareholders. We must receive proposals from our shareholders on or before December 20, 2018, in order to have such proposals evaluated for inclusion in the proxy materials relating to our 2019 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.
The notice of a proposal must contain the following items:

•	Shareholder’s name, address, and share ownership of the Company

•	Text of the proposal to be presented

•	Brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal
The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	Shareholder’s name, address, and share ownership of the Company

•	Name of the person to be nominated

•	Name, age, business address, residential address, and principal occupation or employment of each nominee

•	Nominee’s signed consent to serve as a director of the Company, if elected

•	Number of shares of the Company owned by each nominee

•	Description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made

•	Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC
A copy of our Bylaws specifying the requirements will be furnished to any shareholder upon written request to our corporate secretary.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Management speaks for the Company. Inquiries from shareholders should be referred to the CEO or other appropriate officers of the Company. Shareholders are, however, welcome to communicate directly, and without the concurrence of the Board or CEO, with the Lead Director of the Board regarding any matters. Shareholders interested in communicating directly with the Lead Director may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109. All such communications are handled in accordance with the Company’s Corporate Governance Guidelines approved by the Board. Under that process, our Corporate Secretary reviews and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. The Secretary may elect not to forward summaries or copies of communications that the Secretary believes are business solicitations, resumes, or are abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include processes for the confidential, anonymous submission by Company employees of reports of alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials, or Notice, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545.

VOTING THROUGH THE INTERNET OR BY TELEPHONE
Our shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder. If you are voting by paper ballot and wish to vote by telephone, please follow the instructions provided on the paper ballot. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secured website. To vote by telephone or online you will need the control number provided on the Notice of Internet Availability of Proxy Materials that will be sent to you on or about April 21, 2018.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Company’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2017.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2017, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN STREET, 11th FLOOR, SALT LAKE CITY, UTAH 84133-1109.

ZIONS BANCORPORATION
ONE SOUTH MAIN STREET, 11TH FLOOR - SALT LAKE CITY, UTAH 84133-1109
(801) 844-7637
www.zionsbancorporation.com

ZIONS BANK
STOCK TRANSFER DEPARTMENT
ONE SOUTH MAIN STREET, 12TH FLOOR
SALT LAKE CITY, UT 84133-1109

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Jerry C. Atkin	☐	☐	☐
1B Gary L. Crittenden	☐	☐	☐
1C Suren K. Gupta	☐	☐	☐
1D J. David Heaney	☐	☐	☐
1E Vivian S. Lee	☐	☐	☐
1F Edward F. Murphy	☐	☐	☐
1G Roger B. Porter	☐	☐	☐
1H Stephen D. Quinn	☐	☐	☐
1I Harris H. Simmons	☐	☐	☐
1J Barbara A. Yastine	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3..	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Company's financial statements for the current fiscal year.	☐	☐	☐
3. Approval, on a nonbinding advisory basis, of the compensation paid to the Company's named executive officers with respect to fiscal year ended December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000368674_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

ZIONS BANCORPORATION
Annual Meeting of Shareholders
June 1, 2018 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Paul E. Burdiss and Edward P. Schreiber, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, MDT on June 1, 2018, at the Zions Bank Building Founders Room - 18th Floor, One South Main Street, Salt Lake City, UT 84133, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000368674_2 R1.0.1.17

Continued and to be signed on reverse side